Exhibit 99.6

[FORM OF]

FIRST AMENDED AND RESTATED

EXEMPTED LIMITED PARTNERSHIP AGREEMENT

OF

MR Cobalt Offshore Fund [•] LP

Dated [•], 2021

THE LIMITED PARTNERSHIP INTERESTS OF MR COBALT OFFSHORE FUND [•] LP (THE “INTERESTS”) HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), THE SECURITIES LAWS OF ANY STATE OR ANY OTHER APPLICABLE SECURITIES LAWS IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH OTHER LAWS. THE INTERESTS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE STATE SECURITIES LAWS, AND ANY OTHER APPLICABLE SECURITIES LAWS; AND (II) THE TERMS AND CONDITIONS OF THIS FIRST AMENDED AND RESTATED AGREEMENT OF EXEMPTED LIMITED PARTNERSHIP. THEREFORE, PURCHASERS OF THE INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

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FIRST AMENDED AND RESTATED

EXEMPTED LIMITED PARTNERSHIP AGREEMENT

OF

MR Cobalt Offshore Fund [•] LP

Dated [•], 2021

This First Amended and Restated Exempted Limited Partnership Agreement is executed and delivered as a deed on the date set forth above by and among the undersigned Persons and shall hereafter govern the Partnership. Capitalized terms used in the preamble and recitals of this Agreement and not otherwise defined therein are defined in ARTICLE I.

RECITALS:

WHEREAS, the Partnership was registered as an exempted limited partnership under the Act pursuant to a Statement filed with the Registrar of Exempted Limited Partnerships in the Cayman Islands on [•], 2021;

WHEREAS, the General Partner and the Initial Limited Partner entered into the initial Exempted Limited Partnership Agreement of the Partnership on [•], 2021 (the “Original Agreement”);

WHEREAS, the General Partner and the Initial Limited Partner wish to amend and restate the Original Agreement in its entirety and to enter into this Agreement; and

WHEREAS, the Initial Limited Partner will enter into this Agreement in order to withdraw from the Partnership pursuant to Section 3.01(b) and for no other purpose.

NOW, THEREFORE, the parties hereto hereby agree to continue the Partnership and amend and restate the Original Agreement, which is replaced and superseded in its entirety by this Agreement, as follows:

ARTICLE I

Interpretation

Section 1.01 Definitions. Unless otherwise expressly provided in this Agreement, the following terms used in this Agreement shall have the following meanings:

“Accounting Period”	means the following periods: each Accounting Period shall commence immediately after the close of the immediately preceding Accounting Period. Each Accounting Period hereunder shall close at the close of business on the first to occur of: (i) the last day of each month; (ii) the date immediately prior to the effective date of a Capital Contribution to the Partnership pursuant to Section 5.01; (iii) the date immediately prior to the effective date of any distribution (including distributions made pursuant to Section 6.09); (iv) the date when the Partnership is required to be wound up; and (v) any other date the General Partner determines, in its sole discretion. The initial Accounting Period of the Partnership shall begin upon the commencement of the Partnership.

“Act”	means the Exempted Limited Partnership Act (as amended) of the Cayman Islands, as amended from time to time.

“Additional Compensation”	means all compensation received in exchange for services (including, but not limited to, board service) provided to the Company by the Investment Manager, its employees, Paul C. Hilal or its Affiliates, which compensation may be paid in various forms, including, but not limited to, deferred share units, restricted stock, options, cash, and other remuneration, in each case, net of unreimbursed out-of-pocket expenses, incurred by the Investment Manager, its employees, Paul C. Hilal or its Affiliates in connection with the provision of such services.

“Administrator”	means [•], or any other firm or firms as the General Partner may, in its sole discretion, select, at the expense of the Partnership, for the purpose of maintaining the Partnership’s books and records and performing administrative services (which may include back-office and middle-office services) on behalf of the Partnership, including tax and accounting functions.

“Advisers Act”	means the U.S. Investment Advisers Act of 1940, as amended.

“Affected Accounts”	shall have the meaning set forth in Section 5.03(b).

“Affiliate”	means, with respect to any specified Person:

(a)   any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with, such specified Person (which, for the avoidance of doubt, shall exclude the Partnership);

(b) any Person that serves as a director or officer (or in any similar capacity) of such specified Person; or

(c) any Person with respect to which such specified Person serves as a general partner or trustee (or in any similar capacity).

For purposes of this definition, “control” (including “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Fund”	means any account, fund or investment vehicle (other than the Partnership) currently sponsored or managed by, or that in the future may be sponsored or managed by, the Mantle Ridge Group.

“Agreement”	means this First Amended and Restated Exempted Limited Partnership Agreement.

“Authorized Representative”	means, with respect to any Person, directors, employees, agents, advisers, or representatives responsible for matters relating to the Partnership or any other Person approved in writing by the General Partner.

“BBA Rules”	means Subchapter C of Chapter 63 of the Code (Sections 6221 et seq.), as enacted by the U.S. Bipartisan Budget Act of 2015, as amended from time to time, any Treasury Regulations and other guidance promulgated thereunder, and any similar state or local law or regulation.

“Beginning Value”	means, with respect to any Accounting Period, the Net Asset Value at the beginning of such Accounting Period (without giving effect to any payment of, or deduction or accrual/amortization for the payment of, Management Fees at the beginning of such Accounting Period, if applicable, but after deduction for any distributions made on such date (or withdrawals effective on such date as determined pursuant to Section 6.02) and after taking into account Capital Contributions made or deemed made as of such date).

“BHC Limited Partner”	means any Limited Partner that (i) is subject to the BHC Act or HOLA, is a “foreign banking organization” as defined in Regulation K of the Board of Governors of the Federal Reserve System (12 C.F.R. § 211.23) or any successor regulation, or is an “affiliate” (as that term is defined in the BHC Act, HOLA or Regulation K, as applicable) of a Limited Partner that is subject thereto and (ii) so indicates in its Subscription Agreement or otherwise in writing to the General Partner. In addition, a BHC Limited Partner shall also include any other Limited Partner that such Limited Partner and the General Partner shall agree will be treated as a BHC Limited Partner.

“BHCA”	means the U.S. Bank Holding Company Act of 1956, as amended, and any regulations, including Regulation Y of the Board of Governors of the Federal Reserve System, promulgated thereunder and interpretations thereof.

“Business Day”	means any day other than: (a) Saturday or Sunday; and (b) any other day on which banks located in New York City or the Cayman Islands are closed.

“Calculation Period”	means, with respect to any Capital Account of any Limited Partner for which the Special Profits Interest mechanism has been elected, the period commencing on the date such Capital Account was established for such Limited Partner in respect of the applicable Capital Commitment and ending on the earliest of (i) the expiration of the Term; (ii) the distribution of all or a portion of such Capital Account (solely with respect to the distributed portion of such Capital Account); and (iii) full or any partial liquidation of the Partnership’s portfolio and distribution of proceeds to the Limited Partners during the Term (solely with respect to the liquidated and distributed portion of such Capital Account).

“Call Amount”	shall have the meaning set forth in Section 5.01(b)(i).

“Call Notice”	shall have the meaning set forth in Section 5.01(b)(i).

“Capital Account”	means each capital account established for a Partner.

“Capital Commitment”	means, with respect to any Partner, the amount of cash such Partner has agreed to contribute to the Partnership (as may be increased or otherwise adjusted at the times and upon the terms set forth in Section 5.01(c)).

“Capital Contribution”	of a Partner means a contribution by such Partner to the Partnership, pursuant to the terms of this Agreement.

“Carried Interest”	shall have the meaning set forth in Section 5.06.

“Class”	means any class of Interests as may from time to time be established by the Partnership.

“Code”	means the U.S. Internal Revenue Code of 1986, as amended.

“Company”	shall have the meaning set forth in Section 2.06(a).

“Company Act”	means the U.S. Investment Company Act of 1940, as amended.

“Company Insurance”	shall have the meaning set forth in Section 4.06(b).

“Confidential Information”	means all information concerning the business and affairs of the Partnership, its Affiliates, the General Partner, the Investment Manager or the Affiliated Funds that the General Partner, in its sole discretion, reasonably believes to be in the nature of trade secrets or other information, the disclosure of which the General Partner, in its sole discretion, believes is not in the best interests of the Partnership or its Affiliates, or could damage the Partnership, its Affiliates, the General Partner, the Investment Manager or the Affiliated Funds or their respective businesses, or which the Partnership, its Affiliates, the General Partner, the Investment Manager or the Affiliated Funds are required by law or agreement with a third party to keep confidential, including any information relating to the Partnership’s financials, investment strategy (e.g., portfolio positions, trades and contemplated trades), valuations, the names and addresses of each of the Partners, their contact information and their initial and subsequent (if any) Capital Commitments and any details regarding any arrangement the Partnership may have with any Persons. Any and all notes, analyses, compilations, forecasts, studies or other documents prepared by a Limited Partner or its Authorized Representatives that contain, reflect, or are based on any of the foregoing shall be considered Confidential Information.

“Confidential Memorandum”	means the Confidential Private Placement Memorandum of the Funds, as amended or supplemented from time to time.

“Default”	shall have the meaning set forth in Section 5.01(c)(i).

“Default Amount”	shall have the meaning set forth in Section 5.01(c)(i).

“Defaulting Partner”	shall have the meaning set forth in Section 5.01(c)(i).

“Effective Date”	means, with respect to a Capital Account, the date on which the Partnership first accepts Capital Contributions to such Capital Account.

“Ending Value”	means, with respect to any Accounting Period, the Net Asset Value at the end of such Accounting Period (before giving effect to distributions and after giving effect to the payment of Management Fees during such period).

“Entity Taxes”	means any U.S. federal, state, local and other taxes imposed on or payable by the Partnership under the BBA Rules or similar state, local or other rules imposing tax liability on the Partnership at the entity level (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto).

“ERISA”	means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“Excluded Parties”	means Limited Partners that are Affiliates of the Mantle Ridge Group, partners and employees (and former partners and former employees) of the Mantle Ridge Group, immediate family members of such persons, trusts or other entities primarily for such persons’ benefit or for charitable purposes, close friends and strategic investors.

“Fair Value”	means, with respect to any assets and liabilities held by the Partnership, as of any time of determination hereunder, the value determined as provided in Section 5.09.

“FATCA”	means (i) Sections 1471 to 1474 of the Code and any associated legislation, regulations or guidance, including any intergovernmental agreements entered into thereunder, and any other similar legislation, regulations or guidance enacted in any other jurisdiction which seeks to implement similar financial account information reporting and/or withholding tax regimes; (ii) the OECD Standard for Automatic Exchange of Financial Account Information in Tax Matters – the Common Reporting Standard and any associated guidance; (iii) any intergovernmental agreement, treaty, regulation, guidance, standard or other agreement between the Cayman Islands (or any Cayman Islands government body) and any other jurisdiction (including any government bodies in such jurisdiction), entered into in order to comply with, facilitate, supplement or implement the legislation, regulations, guidance or standards described in sub-paragraphs (i) and (ii); and (iv) any legislation, regulations or guidance in the Cayman Islands that give effect to the matters outlined in the preceding sub-paragraphs.

“Feeder Fund”	means a Limited Partner that is (a) formed by or at the direction of the General Partner or one of its Affiliates to serve as a collective investment vehicle for the principal purpose of investing substantially all of its investable assets in the Partnership and (b) designated as such by the General Partner upon its admission to the Partnership.

“Financial Instruments”	means interests commonly referred to as securities, other financial instruments and other assets of U.S. and non-U.S. entities, of any kind whatsoever, whether traded on an organized exchange, through “pink sheets,” over-the-counter, or otherwise, including capital stock; shares of beneficial interest; partnership interests and similar equity interests; equity and all equity-related derivative products, including, but not limited to, (i) futures contracts (and options thereon) relating to stock indices, other financial instruments and commodities; (ii) swaps (including total return swaps), options, swaptions, warrants; and (iii) agreements relating to or securing such transactions; participations; mutual funds, exchange traded funds and similar financial instruments; money market funds; in each case, of any natural person, partnership, limited liability company, corporation, unincorporated association, joint venture, trust, state or any other entity or any governmental agency or political subdivision thereof, whether or not publicly traded or readily marketable.

“Fiscal Year”	shall have the meaning set forth in Section 2.04.

“Former Partner”	means each such Person that hereafter from time to time ceases to be a Partner, whether voluntarily or otherwise.

“Full Offset Amount”	means an amount equal to the Additional Compensation multiplied by a ratio equal to the Partnership’s ownership in the Company (on a “look-through” basis) relative to the aggregate ownership of all Affiliated Funds (and the Partnership) in the Company (on a “look-through” basis).

“Funding Date”	means any date on which any Partner is required to pay to the Partnership a portion of its Capital Commitment, which date shall be upon at least two (2) Business Days’ written notice and set out in the applicable Call Notice.

“Funds”	means the Partnership, other special purpose entities formed for the purpose of investing alongside the Partnership and accounts managed with the objective of investing alongside the Partnership.

“GAAP”	means U.S. generally accepted accounting principles, in effect from time to time.

“General Partner”	means MR Cobalt GP LLC, a Delaware limited liability company, in its capacity as a general partner of the Partnership, and any additional or successor general partner, each in its capacity as a general partner of the Partnership.

“Global Partners”	means, collectively, the Limited Partners and the limited partners or members (or similarly situated persons) of any of the other Funds (i.e. other than the Partnership).

“Gross Negligence”	shall have the meaning set forth in Section 4.05(a).

“HOLA”	shall mean the U.S. Home Owners’ Loan Act, as amended from time to time, and any regulations, including Regulation LL of the Board of Governors of the Federal Reserve System, promulgated thereunder and interpretations thereof.

“IFRS”	shall have the meaning set forth in Section 1.02(c).

“Indemnified Losses”	shall have the meaning set forth in Section 4.05(a).

“Indemnified Party”	means the General Partner, the Investment Manager, their respective Affiliates (but excluding the Partnership), their and their respective Affiliates’ members, partners, directors, officers, employees, and legal representatives (e.g., executors, guardians and trustees), including Persons formerly serving in such capacities, the Initial Limited Partner and, with respect to matters related to the Independent Client Committee, each Independent Client Representative and, only with respect to Indemnified Losses arising out of or related to the appointment of such Independent Client Representative, the Limited Partner appointing such Independent Client Representative.

“Independent Client Committee”	shall have the meaning set forth in Section 4.09.

“Independent Client Representative”	shall have the meaning set forth in Section 4.09.

“Initial Limited Partner”	means WNL Limited.

“Initial Management Fee”	shall have the meaning set forth in Section 4.08(a).

“Initial Target Amount”	shall have the meaning set forth in Section 4.08(b)(i)(A).

“Interests”	means the limited partner interests of the Limited Partners in the Partnership held in accordance with this Agreement.

“Investment Management Agreement”	means the investment management agreement between the Investment Manager and the Partnership dated [•], as may be amended and restated from time to time.

“Investment Manager”	means MR Cobalt Advisor LLC, a Delaware limited liability company, or other Affiliated Persons selected by the General Partner to provide certain management and administrative services to the Partnership.

“Key Person Event”	shall have the meaning set forth in Section 6.05.

“Key Person Event Notice”	shall have the meaning set forth in Section 6.05.

“Launch Date”	means August 2, 2021.

“Limited Partner”	means each Person admitted as a limited partner of the Partnership in accordance with this Agreement (excluding any Persons ceasing to be Limited Partners, including by way of withdrawal).

“Majority-in-Interest”	of the Limited Partners or the Global Partners (or any sub-group of Limited Partners or Global Partners) means, as of any date of determination, the Limited Partners or Global Partners (or any such sub-group thereof), as applicable, that are entitled to vote or consent on a matter pursuant to the terms of this Agreement (and the terms of the limited partnership agreement (or similar governing document) of the other Funds, as applicable) and have in excess of 50% of the Voting Percentages of the Limited Partners or the Global Partners (or such sub-group thereof), as applicable, that are entitled to vote or consent on such matter.

“Management Fee”	shall have the meaning set forth in Section 4.08(a).

“Mantle Ridge Group”	means the General Partner, the Investment Manager and any of their respective Affiliates acting in similar capacities.

“Memorandum Account”	shall have the meaning set forth in Section 5.04(c).

“Net Asset Value”	means the excess of the value of the Partnership’s assets over the value of its liabilities as determined in accordance with this Agreement.

“Net Capital Appreciation”	means, with respect to any Accounting Period, the excess, if any, of the Ending Value over the Beginning Value.

“Net Capital Depreciation”	means, with respect to any Accounting Period, the excess, if any, of the Beginning Value over the Ending Value.

“Non-Affiliated Limited Partners”	means Limited Partners that are not Affiliates of the General Partner.

“Non-Defaulting Partners”	shall have the meaning set forth in Section 5.01(c)(i).

“Non-Disclosure Agreement”	means a written confidentiality agreement entered into by and between any Limited Partner (or its Affiliates) and the Mantle Ridge Group in connection with such Person’s evaluation and consideration of its investment in the Partnership. Any reference herein to a Non-Disclosure Agreement entered into by a Limited Partner shall be deemed to include a Non-Disclosure Agreement entered into by such Limited Partner’s Affiliate(s).

“Non-Pro Rata Expense Allocation”	shall have the meaning set forth in Section 4.08(i).

“Non-Voting Interests”	means Interests, the holder of which is not entitled to vote, consent or withhold consent with respect to any Partnership matter, except as otherwise expressly provided in this Agreement or any Other Agreement.

“Notice of Dissolution”	shall mean a notice of dissolution signed by the General Partner or liquidator of the Partnership pursuant to the Act.

“Original Agreement”	shall have the meaning set forth in the recitals.

“Other Agreements”	means side letters or similar separate written agreements (other than, for the avoidance of doubt, a Non-Disclosure Agreement), the provisions of which may modify the terms of this Agreement, including any agreement with a Limited Partner or future investor in the Partnership that provides for special or more favorable rights, including, among other things, (i) greater information than may be provided to other investors (including greater transparency into the Partnership’s portfolio); (ii) withdrawal rights; (iii) different terms in respect of Management Fees, Carried Interest or allocations and Capital Contribution mechanics; (iv) more favorable transfer rights; and/or (v) different portfolios.

“Partners”	means, collectively, the Limited Partners and the General Partner, including any Persons hereafter admitted as Partners in accordance with this Agreement and excluding any Former Partners.

“Partnership”	means MR Cobalt Offshore Fund [•] LP, a Cayman Islands exempted limited partnership.

“Partnership Expenses”	shall have the meaning set forth in Section 4.08(g)(iii).

“Partnership Insurance”	shall have the meaning set forth in Section 4.06(b).

“Partnership Percentage”	shall have the meaning set forth in Section 5.03(a).

“Partnership Representative”	means the General Partner acting in the capacity of the “partnership representative” (as such term is defined under the BBA Rules, including any similar, analogous, or successor tax representative of the Partnership under applicable tax law) or such other Person as may be appointed by the General Partner and any “designated individual” through whom the Partnership Representative that is an entity may act, if applicable.

“Pass-Thru Partner”	shall have the meaning set forth in Section 9.03.

“Person”	means a natural person, partnership, limited liability company, corporation, unincorporated association, joint venture, trust, state or any other entity or any governmental agency or political subdivision thereof.

“Prime Rate”	means the rate of interest published from time to time in The Wall Street Journal, Eastern Edition, and designated as the prime rate.

“Proceedings”	means claims, demands, actions, suits or proceedings (civil, criminal, administrative or investigative, which includes formal and informal inquiries and “sweep” examinations (whether cooperation with such inquiries is voluntary or mandatory), in connection with the Partnership’s activities), actual or threatened, in which an Indemnified Party may be involved, as a party or otherwise, arising out of or in connection with such Indemnified Party’s service to or on behalf of, or management of the affairs or assets of, the Partnership, or which relate to the Partnership.

“Provisional Allocation”	shall have the meaning set forth in Section 5.05(a).

“Provisional Capital Account”	shall have the meaning set forth in Section 5.05(a).

“Provisional Special Profits Interest”	shall have the meaning set forth in Section 4.08(b)(i)(B).

“Provisional SPI Memorandum Account”	shall have the meaning set forth in Section 4.08(b)(i)(B).

“Purchase Price”	shall have the meaning set forth in Section 5.04(c).

“Realized”	means (i) with respect to cash payments of Additional Compensation, the time such Additional Compensation is received; and (ii) with respect to non-cash payments of Additional Compensation, the time such Additional Compensation is vested (if unvested when granted), can be sold in regular market transactions (if restricted from being sold when granted), or is exercisable for stock (if not exercisable when granted). “Realization” shall have a correlative meaning.

“Register”	shall have the meaning set forth in Section 9.07(a).

“Registered Fund Limited Partner”	means a Limited Partner that is an investment fund registered as an investment company under the Company Act.

“SEC”	means the U.S. Securities and Exchange Commission.

“Shortfall Amount”	shall have the meaning set forth in Section 5.01(c)(i).

“Short-Swing Notice Period”	shall have the meaning set forth in Section 6.05.

“Special Profits Interest”	shall have the meaning set forth in Section 4.08(b)(i)(A).

“Special Purpose Vehicle”	means one or more corporations or other entities formed to invest in or hold (whether alone or together with the Affiliated Funds), directly or indirectly, Financial Instruments or participations in Financial Instruments held by the Partnership or any other Person.

“Specified Distribution Event”	shall have the meaning set forth in Section 6.03.

“Specified Distribution Event Notice”	shall have the meaning set forth in Section 6.03.

“Statement”	means the statement of registration filed by the General Partner on behalf of the Partnership with the Registrar of Exempted Limited Partnerships in the Cayman Islands pursuant to section 9 of the Act.

“Subscription Agreement”	means the Subscription Agreement (including the investor questionnaire attached to such Subscription Agreement as completed by each Limited Partner prior to the Partnership’s acceptance of such Limited Partner’s subscription) between each Limited Partner and the Partnership pursuant to which such Limited Partner has subscribed for and purchased Interests.

“Substitute Limited Partner”	means a Transferee of an Interest admitted to all of the rights of a Limited Partner with respect to the Interest Transferred to it pursuant to ARTICLE VII.

“Suspension Period”	shall have the meaning set forth in Section 6.05.

“Tax Rate”	means the highest hypothetical combined U.S. federal, state and local tax rates for an individual resident of New York City, New York applicable to income and gain allocated by the Partnership, taking into account (where relevant) the holding period of the Financial Instruments held by the Partnership, the year in which the taxable net income or gain is recognized by the Partnership, the character of such income or gain, limitations on the deduction of investment expenses and other deduction limitations and such other reasonable assumptions as the General Partner may determine in its discretion.

“Term”	shall have the meaning set forth in Section 8.01(a).

“Termination Event”	shall have the meaning set forth in Section 8.01.

“Trade Error”	means any trade error and similar human error involving any transaction in any Partnership account, including: (i) the placement of orders (either purchases or sales) in excess of the amount of Financial Instruments the Partnership intended to trade; (ii) the sale of a Financial Instrument when it should have been purchased; (iii) the purchase of a Financial Instrument when it should have been sold; (iv) the purchase or sale of the wrong Financial Instrument; (v) the purchase or sale of a Financial Instrument contrary to regulatory restrictions or Partnership investment guidelines or restrictions; and (vi) incorrect allocations of Financial Instruments.

“Trade Error Losses”	means Indemnified Losses attributable to any Trade Error.

“Transfer”	means any transaction by which a Partner may directly, indirectly or synthetically transfer, pledge, charge (or otherwise create a security interest in), assign, hypothecate, sell, convey, exchange, reference under a derivatives contract or any other arrangement or otherwise dispose of all, or any portion, of its Interest, or the economic or non-economic rights in its Interest, to any other beneficial owner or other Persons.

“Transferee”	means any Person to which an Interest is transferred in accordance with ARTICLE VII.

“Transferor”	means any Person that makes a Transfer of its Interest in accordance with ARTICLE VII.

“Treasury Regulations”	means the regulations promulgated under the Code.

“U.S.”	means the United States of America.

“Unfunded Commitment”	means, with respect to any Partner, as of any date, the excess, if any, of such Partner’s Capital Commitment over (b) such Partner’s aggregate Capital Contributions previously made.

“Unrestricted Capital Account”	shall have the meaning set forth in Section 5.04(b).

“Valuation Policy”	means the Investment Manager’s valuation policy and procedures, as may be amended from time to time.

“Voting Percentage”	shall have the meaning set forth in Section 5.03(b).

“Withholding Tax”	means any tax (including interest, penalties and additions to tax) withheld from the income of the Partnership or a Special Purpose Vehicle or paid over by the Partnership or a Special Purpose Vehicle that is, in each case, determined based on the status of a Partner.

Section 1.02 Interpretation and Construction.

(a)	In this Agreement, unless a clear contrary intention appears:

(i)

common nouns and pronouns and any variation thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person, Persons or other reference in the context requires;

(ii)

where specific language is used to clarify by example a general statement contained in this Agreement, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates;

(iii)	“any” shall mean “one or more”;

(iv)	“including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(v)	all references to a law, rule or regulation shall include any amendments to such law, rule or regulation and any successor law, rule or regulation, as applicable;

(vi)	all references to “discretion” shall mean “sole discretion” unless otherwise explicitly specified;

(vii)

the table of contents, titles of the Articles and the headings of the Sections of this Agreement are for convenience of reference only, and are not to be considered in construing the terms and provisions of this Agreement; as such, references to “Article” or “Section” shall be deemed to refer to the indicated Article or Section of this Agreement, unless the context clearly indicates otherwise; and

(viii)	all references to “funds,” “dollars” or “payments” shall mean U.S. dollars.

(b)

The language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of construction or interpretation requiring this Agreement to be construed or interpreted against any party shall apply.

(c)

Unless otherwise specified in this Agreement, all accounting terms used in this Agreement shall be interpreted, and all accounting determinations hereunder shall be made, in accordance with GAAP. However, at any time, the General Partner may choose to change the Partnership’s accounting guidelines from GAAP to the International Financial Reporting Standard (“IFRS”) (or to any other acceptable reporting standard) and, in such case, all references in this Agreement to GAAP will mean IFRS (or any other acceptable reporting standard).

Section 1.03 Discretion; Good Faith. To the fullest extent permitted by applicable law, whenever in this Agreement the General Partner is permitted or required to make a decision (i) in its “discretion” or under a grant of similar authority or latitude, the General Partner shall be entitled to consider such interests and factors as it desires, including its own interests; or (ii) in its “good faith” or under another express standard, the General Partner shall act under such express standard, shall not be subject to any other or different standard imposed by applicable law and may exercise its discretion differently with respect to different Limited Partners.

ARTICLE II

General Provisions

Section 2.01 Formation of the Partnership. The Partnership was formed pursuant to the Original Agreement and registered as an exempted limited partnership under the Act, pursuant to a Statement filed with the Registrar of Exempted Limited Partnerships in the Cayman Islands on June 10, 2021. The formation and all related actions are hereby ratified and confirmed in all respects.

Section 2.02 Partnership Name and Address. The name of the Partnership is “MR Cobalt Offshore Fund [•] LP.” The principal office of the Partnership is located at 712 Fifth Avenue, 17th Floor, New York, NY 10019, or at such other location as the General Partner in the future may designate. The General Partner shall promptly notify the Limited Partners of any change in the Partnership’s address.

Section 2.03 Registered Office. The registered office of the Partnership is Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands.

Section 2.04 Fiscal Year. The fiscal year of the Partnership (the “Fiscal Year”) shall end on December 31 of each year or such other date as required under the Code for U.S. federal income tax purposes.

Section 2.05 Continuation of the Partnership. The existence of the Partnership began on the date the Statement was filed with the Registrar of Exempted Limited Partnerships in the Cayman Islands, and shall continue until a Notice of Dissolution is filed with the Registrar of Exempted Limited Partnerships in the Cayman Islands following a Termination Event and the period of winding up in accordance with the Act and this Agreement.

Section 2.06 Purposes of the Partnership.

(a) The Partnership is organized for the purposes of investing exclusively in equity securities issued by a particular company (the “Company”) and derivatives thereof to gain exposure, directly or indirectly, to the securities of the Company; provided, however, the Partnership may invest in a broader array of Financial Instruments for effecting certain hedging strategies or for short-term tactical reasons, if determined reasonably appropriate by the Investment Manager. The Partnership may also engage in all activities and transactions as the General Partner may deem necessary, advisable or incidental in connection therewith, including doing such acts as are necessary, advisable or incidental in connection with the maintenance and administration of the Partnership, and any other lawful act or activity in connection with this stated purpose, permitted under the Act.

(b) The Partnership may invest all or a portion of its capital, directly or indirectly, through one or more Special Purpose Vehicles.

ARTICLE III

The Partners

Section 3.01 General Partner; Withdrawal of Initial Limited Partner; Admission of Other Limited Partners.

(a) The General Partner of the Partnership is MR Cobalt GP LLC.

(b) The Initial Limited Partner hereby withdraws from the Partnership effective immediately following the signing, execution and delivery of this Agreement by the other parties hereto and the admission of one or more Limited Partners and executes this Agreement exclusively in order to confirm its withdrawal from the Partnership. The Partnership shall return the original capital contribution (if any) made by the Initial Limited Partner and the Initial Limited Partner (in its capacity as such) shall thereafter have no further rights, liabilities or obligations under or in respect of this Agreement. The Partners hereby agree to exculpate and indemnify the Initial Limited Partner therefor in accordance with the provisions of Section 4.05 and Section 4.06

(c) A Person shall be admitted to the Partnership as a Limited Partner upon written acceptance of such Person’s Subscription Agreement by the General Partner, which acceptance or rejection shall be in the General Partner’s discretion, on behalf of the Partnership. A written acknowledgement by way of a confirmation sent to the Person by the Administrator in accordance with the Subscription Agreement shall constitute acceptance for the purposes of this Section 3.01(c).

(d)Admission of a new Partner shall not be a cause for dissolution of the Partnership.

Section 3.02 Liability of the Partners and Former Partners.

(a) Except as otherwise expressly provided in the Act, the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Partnership, and a Limited Partner shall not be obligated personally for any such debt, obligation or liability of the Partnership solely by reason of being a Limited Partner; provided, however, that a Limited Partner or Former Partner shall be required to contribute to the Partnership any amounts required under the Act and pursuant to Section 3.02(c) (return of distributions), Section 5.01(c) (default interest and other expenses), Section 5.06(e)(ii) (tax withholding), Section 7.01 (transfer expenses) and Section 9.03(e) (Entity Taxes) in excess of such Partner’s Unfunded Commitment.

(b) Except as otherwise provided in the Act, the General Partner shall have unlimited liability for the repayment and discharge of all debts, obligations and liabilities of the Partnership to the extent the assets of the Partnership are inadequate. Neither the General Partner nor any of its Affiliates (other than the Partnership), shall be liable for the return of the Capital Contributions of any Limited Partner, and each Limited Partner hereby irrevocably waives any and all claims that it may have against the General Partner or any Affiliate thereof (other than, for the avoidance of doubt, the Partnership) in this regard.

(c) Notwithstanding any other provision of this Agreement, for a period of [•] following each distribution to a Limited Partner pursuant to this Agreement, the General Partner, in its sole discretion, may require a Limited Partner (including a former Limited Partner) to return such distributions made to such Limited Partner pursuant to this Agreement for the purpose of satisfying such Limited Partner’s pro rata share of Partnership Expenses (it being understood that the General Partner shall use its reasonable efforts to reserve for expected Partnership Expenses), including the Partnership’s indemnification obligations under Section 4.06, in an amount up to the lesser of (i) [•]%, in the aggregate, of such Limited Partner’s Capital Commitment and (ii) the aggregate amount of distributions made to such Limited Partner. Any amounts contributed by a Partner pursuant to this Section 3.02(c) shall not constitute a Capital Contribution hereunder. The portion of any distribution repaid pursuant to this Section 3.02(c) shall be treated as if it had not been made for purposes of applying this Section 3.02(c) and Section 5.06, and the General Partner shall be required to return the portion of distributions attributable to its Carried Interest, if any, in order to ensure that distributions as between each Limited Partner and the General Partner have been made, in the aggregate, in accordance with Section 5.06. In addition, in the event a Limited Partner whose Capital Account is subject to the Special Profits Interest is required to return distributions pursuant to this Section 3.02(c), the Investment Manager shall also be required to return the portion of distributions attributable to its Special Profits Interest, if any, in order to ensure that the calculations of the Special Profits Interest with respect to such Capital Account are, in the aggregate, in accordance with Section 4.08(b).

(d) In the event that General Partner requires Limited Partners to return distributions pursuant to Section 3.02(c) to meet an obligation of the Partnership, the General Partner shall also be required to return distributions in respect of its Capital Commitment (and solely in respect of its Capital Commitment) in an amount equal to its pro rata portion of the obligation of the Partnership giving rise to such return of distributions.

Section 3.03 Classes of Partners.

(a) Once a Limited Partner’s Subscription Agreement has been accepted in accordance with Section 3.01(c), such Limited Partner shall be designated by the General Partner as a Limited Partner.

(b) The Partnership, in the General Partner’s sole discretion, may in the future offer Interests and/or establish Classes, sub-classes, series, tranches or lots, in any case, with different offering terms including with respect to, among other things, the Carried Interest, Special Profits Interest, Management Fees, withdrawal rights, minimum and additional subscription amounts, portfolios, denomination of currencies, informational rights and other rights. The General Partner may establish such Interests and/or new Classes, sub-classes, series, tranches or lots without providing prior notice to, or receiving consent from, existing Limited Partners. The General Partner shall determine the terms of such Interests and/or, Classes, sub-classes, series, tranches or lots, in its sole discretion.

Section 3.04 Feeder Funds.

(a) In order to accommodate certain legal, regulatory, tax, administrative or other requirements of investors who wish to participate in the Partnership, the General Partner or any of its Affiliates may establish one or more Feeder Funds and/or may require certain investors to hold their Interests in the Partnership indirectly through one or more Feeder Funds; provided, that such investors generally will hold their indirect Interests in the Partnership on the same or less favorable economic terms as compared to the other Limited Partners. Only those entities designated as such by the General Partner shall be deemed to be Feeder Funds. The General Partner may cause the Management Fee, Special Profits Interest and Carried Interest payable in respect of the Capital Account(s) of any Feeder Fund to be calculated as if each investor in such Feeder Fund had made a Capital Commitment directly to the Partnership and held a Capital Account(s) herein. In addition, the General Partner may, in its sole discretion, apply Section 5.01 and any related provisions to the Interests of a Feeder Fund as if each investor in such Feeder Fund had made a Capital Commitment directly to the Partnership and held a Capital Account herein rather than to such Feeder Fund.

(b) The General Partner may make any adjustments to the Capital Account(s) of a Feeder Fund and take such other actions as are reasonably necessary to give effect to the overall objectives of this Section 3.04 and the other terms of this Agreement relating to Feeder Funds; provided, that such adjustments and actions will not adversely affect the Capital Accounts of any other Limited Partner; provided, further that nothing in this Section 3.04 will be construed as making any interest holder in a Feeder Fund a Limited Partner for any purpose. The General Partner may, in its sole discretion, apply the provisions of this Agreement regarding Section 5.01 to the interests of any Feeder Fund in such manner as the General Partner determines appropriate in its sole discretion to effect the intent of the provisions relating to Section 5.01. For the avoidance of doubt, and without duplication of Section 5.06(e)(ii) and Section 5.15, any taxes incurred by a Feeder Fund, or which the General Partner determines in its discretion are allocable to such Feeder Fund, will be borne solely by such Feeder Fund in accordance with its applicable governing documents and Carried Interest payable in respect of any Feeder Fund’s Capital Account shall be calculated on the gross distributions to a Feeder Fund, without deduction for any taxes or other expenses borne by such Feeder Fund or its investors.

(c) Unless otherwise agreed by the General Partner and such Feeder Fund, the Voting Percentage of a Feeder Fund will be calculated and voted on any action or amendment providing for Limited Partner or Global Partner consent under this Agreement in the same manner and proportions as the investors in such Feeder Fund vote or consent on such matter.

ARTICLE IV

Management of the Partnership

Section 4.01 General. The management of the Partnership shall be vested exclusively in the General Partner. The General Partner (or its duly appointed agents or delegates, including the Investment Manager (as applicable)) shall have the authority, on behalf and in the name of the Partnership, to (whether directly or indirectly, including through Special Purpose Vehicles or otherwise) take any action or make any decisions on behalf of the Partnership hereunder (whether or not this Agreement specifies that the General Partner is authorized to take such action or make such decision), to carry out any and all of the purposes of the Partnership set forth in Section 2.06, and to perform all acts and enter into and perform all contracts and other undertakings that it may deem necessary, advisable, convenient or incidental thereto, all in accordance with, and subject to the terms and conditions set forth in, this Agreement, including to:

(a) provide research and analysis and direct the formulation of investment policies and strategies for the Partnership;

(b) acquire a long position or a short position with respect to any Financial Instrument and make purchases or sales increasing, decreasing or liquidating such position or changing from a long position to a short position or from a short position to a long position, without any limitation as to the frequency of the fluctuation in such positions or as to the frequency of the changes in the nature of such positions;

(c) purchase Financial Instruments and hold them for investment;

(d) enter (including on behalf of the Partnership) into contracts for or in connection with investments in Financial Instruments or otherwise in connection with the Partnership;

(e) own, manage, supervise and dispose of investments, and to distribute proceeds to Partners from disposition of any investment (or to retain disposition proceeds in the Partnership for any purpose) in accordance with the terms of this Agreement;

(f) exercise all rights, powers, privileges and other incidents of ownership or possession with respect to, Financial Instruments and other property and funds held or owned by the Partnership;

(g) lend, either with or without security, any Financial Instruments, funds or other properties of the Partnership and borrow amounts for any purpose including to finance the purchase of any investment permitted hereunder, for the payment of Partnership Expenses (or reimbursement to the General Partner or Investment Manager therefor) and to make or facilitate any distribution, and secure the payment of obligations of the Partnership by mortgage upon, or pledge, charge (or otherwise create a security interest in) or hypothecation of, or guarantee of, all or any part of the property of the Partnership;

(h) open, maintain and close (including on behalf of the Partnership) accounts, including custodial accounts, with banks, including banks located outside the United States, and wire funds, draw checks, or make other orders for the payment of monies;

(i) open, maintain and close (including on behalf of the Partnership) accounts, including margin and custodial accounts, with brokers and dealers, which power shall include the authority to issue all instructions and authorizations to brokers and dealers regarding the Financial Instruments and/or money therein;

(j) pay, or authorize the payment and reimbursement of (including on behalf of the Partnership), brokerage commissions that may be in excess of the lowest rates available that are paid to brokers who execute transactions for the account of the Partnership; provided, that portfolio transactions for the Partnership will be allocated to brokers while seeking best execution, in consideration of such factors as commission rates, transaction costs, strength of the broker and the ability of the broker to efficiently execute transactions, its facilities, reliability and financial responsibility, commitment of capital, access to company management, access to deal flow and the provision by the broker of the costs of brokerage research and research-related services which are of benefit to the Partnership, the Investment Manager or Affiliated Funds, as well as other factors that are deemed appropriate to consider under the circumstances;

(k) combine purchase or sale orders on behalf of the Partnership with orders for Affiliated Funds and allocate the Financial Instruments or other assets so purchased or sold, on an average-price basis or by any other method of fair and equitable allocation as determined by the General Partner, in its sole discretion, among such accounts;

(l) purchase liability insurance at the expense of the Partnership in respect of any liabilities for which the General Partner, the Investment Manager or any Indemnified Party would otherwise be entitled to indemnity under this Agreement or in respect of any other liabilities;

(m) enter (including on behalf of the Partnership) into arrangements with brokers to open “average price” accounts wherein orders placed during a trading day are placed on behalf of the Partnership;

(n) organize one or more corporations or other entities to hold (whether alone or together with the Affiliated Funds) Financial Instruments or participations in Financial Instruments held by the Partnership or any Special Purpose Vehicle;

(o) retain the Investment Manager and cause the Partnership to compensate the Investment Manager for its services; provided, however, that management, control and conduct of the activities of the Partnership shall remain the responsibility of the General Partner;

(p) direct or permit the Investment Manager to enter (including on behalf of the Partnership) into direct or indirect sub-advisory arrangements; provided, however, that management, control and conduct of the activities of the Partnership shall remain the responsibility of the General Partner;

(q) retain (including on behalf of the Partnership) the Administrator and cause the Partnership to compensate the Administrator for its services;

(r) enter into Other Agreements with Limited Partners containing such terms and conditions as determined by the General Partner;

(s) engage (including on behalf of the Partnership) attorneys, independent accountants, investment bankers, consultants, other service providers and such other Persons as the General Partner may deem necessary or advisable;

(t) assist the Partnership with marketing and investor relations services, including communications from the Partnership to the Limited Partners and prospective investors;

(u) assist the Partnership with any legal, compliance, tax or regulatory filings;

(v) accept subscriptions to the Partnership for any amount, and determine all matters related to subscriptions and distributions;

(w) authorize any partner, member, employee or other agent of the General Partner or its Affiliates or other agent of the Partnership to act for and on behalf of the Partnership in all matters incidental to the foregoing;

(x) prepare and file all tax returns of the Partnership, act as Partnership Representative, appoint, in its discretion, any Person to serve as Partnership Representative and to take those actions with respect to tax matters as set forth in ARTICLE IX and ARTICLE XI of this Agreement; and

(y) do any and all acts on behalf of the Partnership as it may deem necessary, advisable or incidental in connection with the maintenance and administration of the Partnership, and exercise all rights of the Partnership, with respect to its interest in any person, including the voting of its interest in Financial Instruments, participation in arrangements with creditors, the institution and settlement or compromise of suits and administrative proceedings and other like or similar matters.

For the avoidance of doubt, where the General Partner is authorized to retain, engage or employ any Person on behalf of, or in connection with, the Partnership, such authorization shall include determining the compensation of any such Person and the terms of the engagement or employment (including under what circumstances such Person may be exculpated or indemnified).

Section 4.02 No Participation in Management by Limited Partners. Except as authorized by the General Partner, the Limited Partners, in their capacities as such, shall not take part in the management or control of the Partnership or the conduct of the business of the Partnership, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. In no circumstances shall a Limited Partner, in its capacity as such, take part in the conduct of the business of the Partnership or deal with third parties.

Section 4.03 Reliance by Third Parties. Persons dealing with the Partnership are entitled to rely conclusively upon the certificate of the General Partner, to the effect that it is then acting as the General Partner, and upon the authority of the General Partner as set forth in this Agreement.

Section 4.04 Other Activities of the General Partner. The General Partner and its Affiliates shall devote so much of their time to the affairs of the Partnership as in the judgment of the General Partner the conduct of the Partnership’s business shall reasonably require, and neither the General Partner nor its Affiliates shall be obligated to do or perform any act or thing in connection with the business of the Partnership not expressly required under the terms of this Agreement. Nothing contained in this Section

4.04 shall preclude the General Partner or its Affiliates from exercising investment responsibility, from engaging, directly or indirectly, in any other business or from, directly or indirectly, purchasing, selling, holding or otherwise dealing with any Financial Instruments for the account of any such other business, for their own accounts, for any of their family members or for Affiliated Funds. No Limited Partner shall, by reason of being a Partner in the Partnership, have any right to participate in any manner in any profits or income earned, derived by or accruing to the General Partner or any Affiliate from the conduct of any business other than the business of the Partnership (to the extent provided in this Agreement) or from any transaction in Financial Instruments effected by the General Partner or such Affiliate for any account other than that of the Partnership.

Section 4.05 Exculpation.

(a) No Indemnified Party shall be liable to any Partner or the Partnership for any costs, losses, claims, damages, liabilities, taxes, expenses (including reasonable legal and other reasonable professional fees and disbursements), judgments, fines or settlements (collectively, “Indemnified Losses”) arising out of, related to or in connection with any act or omission of such Indemnified Party taken, or omitted to be taken, in connection with the Partnership or this Agreement, except for any Indemnified Losses arising out of, related to or in connection with any act or omission that is primarily attributable to the bad faith, Gross Negligence, willful misconduct or fraud of such Indemnified Party. In addition, no Indemnified Party shall be liable to any Partner or the Partnership for any Indemnified Losses arising out of, related to or in connection with any act or omission taken, or omitted to be taken, by any broker or agent of the Partnership if such broker or agent was selected, engaged, monitored and retained by such Indemnified Party directly or on behalf of the Partnership in accordance with the standard of care set forth above. Any Indemnified Party may consult with counsel, accountants, investment bankers, financial advisers, appraisers and other specialized, reputable, professional consultants in respect of affairs of the Partnership and be fully protected and justified in any action or inaction that is taken in accordance with the advice or opinion of such Persons; provided, that the Indemnified Party selected, engaged, monitored and retained such Persons in accordance with the standard of care set forth above. “Gross Negligence” shall have the meaning given to such term under the laws of the State of Delaware.

(b) Notwithstanding any of the foregoing to the contrary, the provisions of this Section 4.05 shall not be construed so as to provide for the exculpation of any Indemnified Party for any liability (including liability under U.S. federal securities laws which, under certain circumstances, impose liability even on Persons that act in good faith), to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 4.05 to the fullest extent permitted by law.

Section 4.06 Indemnification.

(a) To the fullest extent permitted by law, the Partnership shall indemnify and hold harmless each Indemnified Party from and against any and all Indemnified Losses suffered or sustained by such Indemnified Party by reason of any act, omission or alleged act or omission arising out of, related to or in connection with the Partnership or this Agreement, or any and all Proceedings except for (i) any Indemnified Losses that are primarily attributable to the bad faith, Gross Negligence, willful misconduct or fraud of such Indemnified Party and (ii) any Indemnified Losses resulting from Proceedings arising solely out of disputes between or among Indemnified Parties (including disputes between or among the partners and employees of the General Partner and Investment Manager). The Partnership shall also indemnify and hold harmless each Indemnified Party from and against any and all Indemnified Losses suffered or sustained by such Indemnified Party by reason of any acts, omissions or alleged acts or omissions of any broker or agent of the Partnership; provided, that such broker or agent was selected, engaged, monitored and retained by such Indemnified Party directly or on behalf of the Partnership in accordance with the standard of care set forth above. The termination of a Proceeding by settlement or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that such Indemnified Party’s acts, omissions or alleged acts or omissions were primarily attributable to the bad faith, Gross Negligence, willful misconduct or fraud of such Indemnified Party. Expenses (including legal and other professional fees and disbursements) incurred in any Proceeding (if the General Partner so determines) shall be paid by the Partnership in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of such Indemnified Party to repay such amounts if it shall ultimately be determined by a court of competent jurisdiction (or arbitrator) that such Indemnified Party is not entitled to be indemnified by the Partnership as authorized hereunder.

(b) To the maximum extent permitted by law, as among (i) any director and officer liability insurance policies or other any liability insurance policies that may be maintained by or on behalf of the Company (“Company Insurance”), (ii) the Company, (iii) any director and officer liability insurance policies, general partnership liability insurance policies or other liability insurance policies that may be maintained by or on behalf of the Partnership, the General Partner, the Investment Manager or any of their respective Affiliates (other than the Company) (“Partnership Insurance”), (iv) the Partnership and (v) the General Partner, this Section 4.06 shall be interpreted to reflect an ordering of liability for potentially overlapping or duplicative indemnification payments, with (1) any Company Insurance (if applicable) having primary liability, (2) the Company (if applicable) having secondary liability, (3) any Partnership Insurance (if applicable) having tertiary liability, (4) the Partnership having quaternary liability and (5) the General Partner having quinary liability.

(c) Notwithstanding any of the foregoing to the contrary, the provisions of this Section 4.06 shall not be construed so as to provide for the indemnification of an Indemnified Party for any liability (including liability under U.S. federal securities laws which, under certain circumstances, impose liability even on Persons that act in good faith), to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this Section 4.06 to the fullest extent permitted by law.

(d) The General Partner is hereby authorized to enter into any agreement with any Indemnified Party which agreement has the effect of conferring directly on such Indemnified Party the exculpation and indemnity protection set out in Section 4.05 and this Section 4.06.

(e) The provisions of Section 4.05 and this Section 4.06 shall survive the termination of this Agreement, the termination of the Investment Management Agreement and/or the resignation of the General Partner of the Partnership.

Section 4.07 Trade Errors. The General Partner shall seek to detect Trade Errors prior to settlement and promptly correct and mitigate any Trade Error Losses. Trade Error Losses resulting from acts or omissions of any Indemnified Party (or broker or agent of the Partnership selected, engaged and retained by such Indemnified Party) shall be borne directly out of the assets of the Partnership; provided, that such Indemnified Party is entitled to exculpation pursuant to Section 4.05. To the extent that a Trade Error is caused by a counterparty of the Partnership, such as a broker or agent, the General Partner shall seek to recover any related Trade Error Losses from such counterparty.

Section 4.08 Management Fee; Special Profits Interest; Payment of Certain Costs and Expenses.

(a) Management Fee. The Partnership shall pay to the Investment Manager, pursuant to the Investment Management Agreement, a management fee (the “Management Fee”) for management services, payable in advance on the first day of each calendar quarter equal to [•]. To the extent the Investment Manager has elected to reduce its management fee and to utilize the Special Profits Interest mechanism set forth in Section 4.08(b) below, which election shall be irrevocable and shall apply as set forth below, during the Term, the Partnership shall pay to the Investment Manager, pursuant to the Investment Management Agreement, an initial management fee (the “Initial Management Fee”) for management services, payable in advance at the beginning of each calendar quarter equal to [•] (all references to “Management Fee” shall include the Initial Management Fee unless stated otherwise). The Initial Management Fee is computed and paid based on the beginning balance of each Capital Account as of the beginning of each calendar quarter, but shall be prorated for subscriptions or distributions that are effective other than at the beginning or the end, respectively, of a calendar quarter. Neither the General Partner nor the Investment Manager shall be subject to the Initial Management Fee. For the avoidance of doubt, following the expiration of the Term, or to the extent the Investment Manager has not elected to reduce its management fee and to utilize the Special Profits Interest mechanism set forth in Section 4.08(b) below, during the Term (and following the Term until the Partnership is dissolved), the Partnership shall pay to the Investment Manager the Management Fee equal to [•]. The Management Fee is computed and paid based on the beginning balance of each Capital Account as of the beginning of each calendar quarter, but shall be prorated for subscriptions or distributions that are effective other than at the beginning or the end, respectively, of a calendar quarter. Neither the General Partner nor the Investment Manager shall be subject to the Management Fee.

(b) Special Profits Interest.

(i) General Rule.

(A) Upon the Investment Manager’s election to reduce its management fee and to utilize the Special Profits Interest mechanism set forth herein with respect to a Capital Account of any Limited Partner, which election shall be irrevocable and shall apply for the entire Term, subject to Section 4.08(b)(ii), the Investment Manager will be entitled to a special profits allocation (the “Special Profits Interest”) with respect to such Capital Account in an amount equal to (I) the aggregate amount of Initial Management Fees (or relevant portion thereof) borne by such Capital Account during the applicable Calculation Period (such amount, the “Initial Target Amount”) plus (II)(x) the aggregate [•] minus (y) the aggregate [•] that, in each of cases (x) and (y), would have been allocated to the Investment Manager’s Capital Account during such Calculation Period if the Investment Manager’s Capital Account had been credited with amounts equal to [•]; provided, that in no event shall the Special Profits Interest allocated to the Investment Manager’s Capital Account from a Limited Partner’s Capital Account pursuant to Section 4.08(b)(i)(C) exceed the sum of (v) [•] plus (w) [•].

(B) For each Capital Account of a Limited Partner subject to the Special Profits Interest mechanism, a Provisional Special Profits Interest shall be calculated at the end of each Accounting Period during the Calculation Period with respect to such Capital Account. At the end of each Accounting Period during such Calculation Period, an amount equal to the Special Profits Interest accrued during such Accounting Period shall be reallocated to a provisional memorandum account (the “Provisional SPI Memorandum Account”) of the Investment Manager (the “Provisional Special Profits Interest”).

(C) As of the last day of the applicable Calculation Period with respect to a Capital Account, an amount equal to the Special Profits Interest, less the cumulative distributions pursuant to Section 6.10 previously made during such period with respect to the correlative Provisional SPI Memorandum Account, shall be allocated to the Investment Manager’s Capital Account. To the extent the Investment Manager has elected to utilize the Special Profits Interest mechanism set forth herein with respect to a Capital Account of any Limited Partner, it shall be deemed to have a Capital Account as a Limited Partner for purposes of distributions pursuant to Section 5.06, and, for the avoidance of doubt, shall receive distributions in respect of such Capital Account at the times and in the relative amounts as if it were a Limited Partner thereunder. Notwithstanding anything otherwise provided herein, the Investment Manager shall not be obligated to restore the amount of any distributions made pursuant to Section 6.10.

(ii) For the avoidance of doubt, a Special Profits Interest shall be calculated and may be allocated to the Investment Manager’s Capital Account at any instance of the distribution of any portion of a Capital Account solely with respect to that portion being then distributed, and the amount of Special Profits Interest so allocated (including the [•]) shall not be included in the calculation of the Special Profits Interest with respect to any other Calculation Period.

(c) The General Partner may, in its sole discretion, elect to reduce, waive or calculate differently the Management Fee or the Special Profits Interest with respect to any Limited Partner, including, without limitation, the Excluded Parties.

(d) Notwithstanding the foregoing, the Investment Manager may elect to have the Management Fee paid (without duplication) to the Investment Manager (or to any of its Affiliates) at the level of any trading or investing vehicle through which the investment program of the Partnership is being effectuated, for so long as such election does not result in any material adverse economic consequences to the Limited Partners.

(e) The Management Fee and the Special Profits Interest shall reduce the Capital Accounts with respect to which it is paid or allocated, as applicable.

(f) In consideration for the Management Fee, the Investment Manager shall provide the Partnership with access to office space and certain utilities, secretarial, clerical and other personnel. The Investment Manager shall bear the costs of providing such goods and services (except to the extent borne by the Partnership in accordance with Section 4.08(g)), and all of its own overhead costs and expenses, except to the extent such goods, services, costs and expenses are provided for through soft dollars generated by the Partnership as permitted in this Agreement and under Section 28(e) of the Securities Exchange Act of 1934, as amended.

(g)

(i) The Partnership shall bear all of its (and the attributable share (which generally is expected to be the pro rata share based on capital) of the Funds’ and any subsidiaries’ or Special Purpose Vehicles’ through which the Funds invest) legal and other organizational expenses incurred in the formation of the Partnership, including all expenses relating to the offer and sale of Interests. The Partnership shall bear its own operating and other expenses (and the attributable share (which generally is expected to be the pro rata share based on capital) of the Funds’ and any subsidiaries’ or Special Purpose Vehicles’ through which the Funds invest), including, but not limited to, investment-related expenses (e.g., [•]), research-related expenses, including, without limitation, news and quotation equipment and services, market data services, fees to third-party providers of research and/or portfolio risk management services), legal expenses (including with respect to litigation and threatened litigation, if any, but excluding, for the avoidance of doubt, any expenses with respect to which an Indemnified Party would not be entitled to indemnification or advancement by reason of the limitations set forth in Section 4.05 and Section 4.06), any expenses associated with regulatory filings made in connection with the Partnership’s operations and portfolio holdings (e.g., filings with the SEC or the U.S. Federal Trade Commission), including Form PF (but excluding the preparation of Form ADV and any other ordinary course compliance with the Advisers Act that does not relate directly to the affairs of the Partnership), costs relating to communications with investors (including maintenance of the website for the benefit of investors), external accounting, audit and tax advice and preparation expenses (including preparation costs of financial statements, tax returns, reports to the Limited Partners and schedule K-1s, if applicable), accounting software, printing and mailing costs, market information systems and computer software and information expenses, fees of pricing services, valuation firms and financial modeling services, the costs and expenses of third-party risk management products and services (including, without limitation, the costs of risk management software or database packages), insurance costs (including, without limitation, directors’ and officers’ liability or other similar insurance policies, errors and omissions insurance and other similar policies for the benefit of the Partnership), filing and registration fees (e.g., blue sky and corporate filing fees and expenses), fees of the Administrator, the Management Fee, any expenses arising from the Partnership’s indemnification obligations, any and all taxes (including entity-level taxes) and governmental fees or other charges payable by or with respect to or levied against the Partnership, its investments, or to federal, state or other governmental agencies, domestic or foreign, including real estate, stamp or other transfer taxes and expenses related to complying with FATCA, winding-up, dissolution and liquidation expenses and other similar expenses related to the Partnership). For the avoidance of doubt, “similar expenses” refers to any expenses that are similar in type and nature to the expenses described in the previous sentence, including, for example, expenses relating to the offering and sale of Interests in compliance with the Directive 2011/61/EU on Alternative Investment Fund Managers or similar regulations. To the extent that expenses to be borne by the Partnership are paid by the General Partner (in excess of its ratable share) or the Investment Manager, the Partnership shall reimburse (without interest) the General Partner or the Investment Manager for such expenses.

(ii) For the avoidance of doubt, the Partnership shall bear any costs (and the attributable share (which may be the pro rata share based on capital) of the Funds’ and any subsidiaries’ or Special Purpose Vehicles’ through which the Funds invest) (including legal costs) associated with proxy solicitation contests, the preparation of any letters with respect to plans and proposals regarding the management, ownership and capital structure of the Company (and related anti-trust or other regulatory filings) by the Investment Manager in connection with the Partnership’s investments, any compensation paid on behalf of the Partnership to individuals considered for nomination, nominated and/or appointed, at the Partnership’s request, to the board of the Company (including any compensation paid on behalf of the Partnership in relation to such individuals serving in such capacity) and any related expenses (such as proxy solicitors, public relations experts, costs associated with “white papers,” lobbying organizations to the extent reasonably determined by the Investment Manager to be employed in connection with investments or prospective investments of the Partnership in the Company and public presentations).

(iii) All such organizational, operating and other expenses described in this Section 4.08(g) are referred to herein as “Partnership Expenses.”

(h) All or a portion of brokerage- and research-related expenses, whether incurred by the Investment Manager or the Partnership pursuant to Section 4.08(f) or Section 4.08(g), respectively, may be paid for using soft dollars generated by the Partnership or any Affiliated Fund.

(i) Except as otherwise noted, expenses paid by the Partnership shall be shared by all of its Partners, including the General Partner. Expenses incurred by the Partnership shall generally be shared on a pro rata basis by all Capital Accounts or in any other manner deemed fair and equitable by the General Partner (any such allocation, a “Non-Pro Rata Expense Allocation”); provided, however, that certain expenses incurred on behalf or for the benefit of one or a few Capital Accounts (such as Withholding Taxes or for a Feeder Fund) may be borne, in the discretion of the General Partner, only by such Capital Account(s). For the avoidance of doubt, the General Partner may in its sole discretion make a Non-Pro Rata Expense Allocation to a Feeder Fund for any Partnership Expenses and any other expenses, obligations, indemnities, liabilities, contingent or otherwise, of the Partnership relating to such Feeder Fund. Each of the Funds shall bear its own costs and expenses as well as its attributable share of any costs and expenses of the Partnership and any Special Purpose Vehicles through which the Partnership invests. Any expenses common to the Partnership and to any Affiliated Funds shall be paid pro rata by the Partnership and such Affiliated Funds based on, without limitation and depending on the nature of the expense, position size, fund size (i.e., net asset value, notional value, or capital commitments, as applicable), available cash, or in any other manner deemed fair and equitable by the General Partner (any such allocation on such other fair and equitable basis shall be included in the definition of “Non-Pro Rata Expense Allocation”).

(j) The General Partner shall amortize its organizational and offering expenses, for accounting purposes, for up to a 60-month period. Amortization of such expenses over a period up to 60 months is a divergence from GAAP, and may, in certain circumstances, result in a qualification of the Partnership’s annual audited financial statements. In those instances, the General Partner may decide to (i) avoid the qualification by recognizing the unamortized expenses or (ii) make GAAP conforming changes for financial reporting purposes, but amortize expenses for purposes of calculating the Partnership’s Net Asset Value. There will be a divergence in the Partnership’s Fiscal Year-end Net Asset Value and in the Net Asset Value reported in the Partnership’s financial statements in any year where, pursuant to clause (ii), GAAP conforming changes are made only to the Partnership’s financial statements for financial reporting purposes. If the Partnership is terminated within 60 months of its commencement, any unamortized expenses will be recognized.

Each Partner will bear its pro rata portion (based on its Capital Commitment relative to the total Capital Commitments of the Partners) of the organizational and offering expenses of the Partnership. If a Limited Partner is distributed all or a portion of its Capital Account prior to the end of the 60-month period during which the Partnership is amortizing such expenses, the General Partner expects to accelerate a proportionate share (as determined based on the net asset value of such Limited Partner’s Capital Account relative to the Net Asset Value of the Partnership) of the unamortized expenses based upon the amount being distributed and reduce distribution proceeds by the amount of such accelerated expenses.

(k) The Management Fee payable pursuant to Section 4.08(a) (but not, for the avoidance of doubt, the Special Profits Interest, if applicable) shall be reduced in a manner set forth below to reflect the Realization of Additional Compensation. The Management Fee paid by the Partnership shall be reduced, in the period of, or the periods following, any Additional Compensation becoming Realized by an amount equal to the Full Offset Amount. With respect to each Capital Account, any such reduction shall reduce the Management Fees (but not, for the avoidance of doubt, the Special Profits Interest, if applicable) paid by such Capital Account in proportion to the amount of fees that would otherwise have been due from such Capital Account at the time of the relevant reduction as compared to all other Capital Accounts at such time or in such other manner that the General Partner determines to be fair and equitable. Any such reduction in the Management Fees apportioned to a Capital Account in accordance with this Section 4.08(k) shall be applied to such Capital Account’s successive quarterly installments of such fees until such Capital Account receives the full benefit of such reduction.

Section 4.09 Independent Client Committee. The General Partner may select a committee (the “Independent Client Committee” and any member thereof, the “Independent Client Representative”) consisting of a number of the Global Partners or their representatives or designees as determined by the General Partner. To the extent applicable, the General Partner shall provide each member of the Independent Client Committee with the identity and contact information of each other member of the Independent Client Committee promptly following the earlier of (i) the Launch Date or (ii) such other member’s admission to the Independent Client Committee. The Independent Client Committee shall act by a majority of its members. In all cases where the notice to, vote, waiver or consent of the Independent Client Committee is required or permitted under this Agreement, the General Partner may determine that such notice to, vote, waiver or consent with respect to the Partnership will be submitted to, and calculated solely as if, such Independent Client Committee is composed only of members representing Limited Partners in the Partnership if the General Partner in good faith determines that a matter of which notice is to be provided, or to be submitted to a vote, waiver or consent of the Independent Client Committee under this Agreement, relates solely to the Partnership or involves a conflict between the Partnership and any other Fund (unless there are no Independent Client Representatives appointed by the Limited Partners on the Independent Client Committee, in which case the General Partner may determine in its discretion to submit such matter to the Limited Partners for consent of a Majority-in-Interest of the Non-Affiliated Limited Partners, rather than to the Independent Client Committee). Any such determinations by the General Partner shall be conclusive and binding on the Limited Partners. To the fullest extent permitted by law, no member of the Independent Client Committee, and no Global Partner appointing any such member, shall (i) owe any fiduciary duty to the Partnership, any other Fund or the Global Partners as a group in connection with the activities of the Independent Client Committee; or (ii) be obligated to act in the interests of the Partnership (or any other Fund), any other Global Partner or the Global Partners as a group. The participation by any Limited Partner who is a member of the Independent Client Committee in the activities of the Independent Client Committee shall not be construed to constitute participation by such Limited Partner in the management or control of the business of the Partnership so as to make such Limited Partner liable as though they were a general partner for the debts and obligations of the Partnership for purposes of the Act.

Section 4.10 Principal Transactions and Other Related Party Transactions. The Independent Client Committee shall consider and, on behalf of the Global Partners (without prejudice to Section 4.02), approve or disapprove, to the extent required by applicable law or deemed advisable by the General Partner, principal transactions, certain other related-party transactions and certain other transactions and matters involving potential conflicts of interest presented to the Independent Client Committee. Any transaction between the Partnership and [•] will be presented to and approved by the Independent Client Committee in advance thereof. Each Limited Partner acknowledges that such committee may approve of any such transactions prior to or contemporaneous with, or ratify (except as set forth in the immediately preceding sentence) such transactions subsequent to, the consummation of such transactions. The Partnership may exculpate and indemnify the Person(s) so selected in the same manner and to the same extent as the General Partner is so exculpated and indemnified under the terms of this Agreement, and Section 4.05(b) and Section 4.06(c) shall apply in respect of such exculpation and indemnification.

Section 4.11 Assignment of Investment Advisory Contract. The General Partner may only enter into a transaction that would constitute an “assignment” as such term is defined under the Advisers Act with the consent of a Majority-in-Interest of the Non-Affiliated Limited Partners.

ARTICLE V

Capital Contributions; Default; Capital Accounts; Allocations; Distributions

Section 5.01 Capital Contributions.

(a) Each Partner shall be required to contribute cash to the Partnership in United States dollars up to an aggregate amount equal to such Partner’s Capital Commitment from time to time, as provided in this Section 5.01. Subject to Section 3.02, no Partner shall be obligated to make any Capital Contributions to the Partnership in excess of such Partner’s then Unfunded Commitment. All payments by the Partners to the Partnership pursuant to this Section 5.01 shall be made in immediately available funds.

(b) Call Amounts and Call Notices.

(i) Capital Contributions will be called from the Partners from time to time by the General Partner in such amounts (the “Call Amount”) and on such Funding Dates as shall be specified by the General Partner in a written notice (the “Call Notice”) to such Partners; provided, that no more than [•]% of a Partner’s Capital Commitment may be drawn down after the [•] anniversary of the applicable Effective Date.

(ii) The General Partner shall have the right to exclude any Limited Partner from participating in any part of an investment in the Company (in whole or in part, including by reducing such Limited Partner’s required Capital Contribution towards such investment) if (a) there is a substantial likelihood that the Limited Partner’s participation in such investment would result in a violation of, or noncompliance with, any law or regulation to which such Limited Partner, the Partnership, the Company or any other Partner is or would be subject, or (b) in the General Partner’s opinion, due to legal, regulatory, tax or other considerations, such participation would (x) place an undue economic or other burden on the Partnership, the Company or any Partner, (y) prevent the Partnership, a subsidiary thereof or the Company (or any category of Partner), from claiming a reduction in or exemption from withholding or other taxes or governmental charges imposed on or with respect to any of the foregoing, in each case whether under applicable statutory rules and regulations or a tax treaty or (z) cause an undue delay in the obtaining of any regulatory or similar approval.

(c) Default.

(i) Upon any Partner failing to contribute all or any portion of any Call Amount as set forth in a Call Notice on or before the Funding Date therefor, or other payment when due under the terms of this Agreement, the Partnership shall promptly thereafter provide written notice to such Partner that such payment is past due (such amount, the “Shortfall Amount”, and together with any such collection costs, including, attorneys’ fees and expenses, plus interest, if any, the “Default Amount”). If such Partner fails to satisfy its payment obligation within two (2) Business Days after such notice has been delivered, such Partner may be deemed a “Defaulting Partner” (and such failure to cure being herein referred to as a “Default”) and the Partnership may take any or all of the following actions: (1) prohibit such Defaulting Partner from making any further Capital Contributions and exercising any rights otherwise conferred upon such Defaulting Partner under this Agreement; (2) charge interest to such Defaulting Partner at the Prime Rate plus 2%, or any other annual rate that the General Partner may deem commercially reasonable, on the Shortfall Amount from the date thereof until such amount is paid; (3) reduce the Partnership Percentage of the Defaulting Partner in the Partnership by up to fifty percent (50%) and, to the extent neither prohibited by ERISA nor causing the Partnership’s assets to be deemed “plan assets” for purposes of ERISA, increase, in the aggregate, the Partnership Percentages of the Partners who have funded their share of such Call Amount (the “Non-Defaulting Partners”) in the Partnership by the same amount, such increase to be allocated pro rata in accordance with the Non-Defaulting Partners’ respective Interests; (4) permit one or more existing Partners to fund the Shortfall Amount (and increase their Capital Commitments in connection therewith) or admit one or more new Partners to the Partnership, including any Affiliates of the General Partner, for the purposes of funding the Shortfall Amount; (5) require such Defaulting Partner to transfer its Interest to one or more Persons designated by the General Partner for a price of at least fifty percent (50%) of the fair market value thereof (as determined by the General Partner); and (6) pursue any other actions or remedies at law or in equity. A Defaulting Partner shall continue to be liable for (x) the Default Amount and (y) all damages caused to the Partnership as a result of such Defaulting Partner’s Default; it being understood that the payment of any interest, expenses or other damages in connection with the Default Amount shall not reduce such Defaulting Partner’s Unfunded Commitment (or increase such Partner’s Capital Contribution) and any such payment shall be payable without regard to such Partner’s Unfunded Commitment. Unless expressly waived by the General Partner, neither the Default by a Defaulting Partner nor the exercise by the

General Partner of its remedies hereunder with respect to such Default shall relieve such Defaulting Partner of its obligation to make any Capital Contributions or other payments required of it hereunder. The General Partner shall have the right, in its discretion, to offset amounts payable by any Defaulting Partner to the Partnership (including Partnership Expenses and other amounts payable hereunder) against amounts payable by the Partnership to such Defaulting Partner. While any Default Amount remains outstanding, the Defaulting Partner shall automatically forfeit its right, if any, to participate in any vote, give consent or provide or withhold approvals in respect of any matters on which the Defaulting Partner would otherwise be entitled to vote on, give consent to or approve under this Agreement or pursuant to applicable law, and the Defaulting Partner’s Interest shall not be considered for purposes of any such vote, consent or approval. Any such vote, consent or approval taken or sought without such Defaulting Partner shall be binding upon such Defaulting Partner.

(ii) For so long as the Defaulting Partner remains a Limited Partner, it shall not be allocated any portion of Net Capital Appreciation, or otherwise be taken account of in any determination of Capital Accounts or Interests, but shall be allocated its portion of Net Capital Depreciation. Any such Net Capital Appreciation shall instead be allocated to the Non-Defaulting Partners or additional Limited Partners in accordance with the provisions of Section 5.06. Defaulting Partners (including Defaulting Partners removed as Limited Partners) shall not be entitled to any distributions until the Partnership is dissolved and its affairs wound up pursuant to ARTICLE VIII.

(iii) No right, power or remedy conferred upon the General Partner in this Section 5.01(c) shall be exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy whether conferred in this Section 5.01(c) or now or hereafter available at law or in equity or by statute or otherwise. No course of dealing between the General Partner and any Limited Partner and no delay in exercising any right, power or remedy conferred in this Section 5.01(c) or now or hereafter existing at law or in equity or by statute or otherwise shall operate as a waiver or otherwise prejudice any such right, power or remedy.

(d) Creditors. The provisions of this Section 5.01 are solely intended for the benefit of the Partners and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Partnership (and no such creditor shall be a third-party beneficiary of this Agreement). Except as expressly required by the Act, no Partner shall have any duty or obligation to any creditor of the Partnership to make any Capital Contribution.

Section 5.02 Capital Accounts. A separate Capital Account shall be established on the books of the Partnership for each Capital Commitment made by each Partner. Each Capital Account of a Partner shall be increased to account for each Capital Contribution made by such Partner with respect to such Capital Commitment and shall be further adjusted as hereinafter provided. At the beginning of each Accounting Period, each Capital Account shall be decreased by the amount of any distributions made from such Capital Account pursuant to Section 5.06 and any amounts advanced pursuant to Section 6.09 (to the extent that such decrease has not already taken place at the time of such distribution). At the end of each Accounting Period, each Capital Account shall be increased or decreased by the amount credited or debited to such Capital Account pursuant to Section 5.04 and Section 5.05. At the beginning of each Accounting Period, the Capital Account(s) of each Limited Partner shall be decreased by the amount of the Management Fee amortized or paid in respect of such Capital Account(s) for that Accounting Period in accordance with Section 4.08. Notwithstanding anything to the contrary in this Agreement, the General Partner may have one Capital Account that aggregates all of its Capital Commitments.

Section 5.03 Partnership and Voting Percentages.

(a) Subject to Section 5.01(c), with respect to any Partner, a “Partnership Percentage” shall be determined for each Capital Account of any such Partner for each Accounting Period of the Partnership by dividing the balance of each such Capital Account by the aggregate balance of the Capital Accounts of all Partners as of the beginning of such Accounting Period after taking into account Capital Contributions, withdrawals, distributions and any applicable reduction for the Management Fee accrued or paid as of such date. The sum of the Partnership Percentages shall be equal to 100%.

(b) Solely for purposes of providing Limited Partner (or Global Partner, as applicable) consent to any action or amendment under this Agreement (including under Section 4.11 and Section 11.04), a separate Partnership Percentage (the “Voting Percentage”) shall be calculated for each Limited Partner holding a Capital Account (and each Global Partner holding a capital account in any other Fund, as applicable) to be affected by or entitled to vote or consent on such action or amendment (the accounts to be affected or entitled to vote or consent thereon, the “Affected Accounts”) by dividing the balance of each such Limited Partner’s Affected Account(s) (or Global Partner’s Affected Account, as applicable) by the aggregate balance of all of the Affected Accounts (including the Global Partners, as applicable) as of the beginning of such Accounting Period after taking into account Capital Contributions, withdrawals and distributions (including similar adjustments to the accounts of the Global Partners as provided in the governing documents for any Fund other than the Partnership). The sum of the Voting Percentages established for purposes of this Section 5.03(b) shall be equal to 100%. For the avoidance of doubt, the Voting Percentage of a Defaulting Partner shall be zero. Notwithstanding anything to the contrary herein, the General Partner may subject any action, amendment or other matter requiring the vote or consent of the Limited Partners hereunder to a vote or consent of the Global Partners or the Affected Accounts thereof (by Majority-in-Interest or other applicable threshold as provided herein) to the extent the General Partner determines in good faith that the interests of the relevant Global Partners are aligned.

Section 5.04 Allocation of Net Capital Appreciation or Net Capital Depreciation.

(a) At the end of each Accounting Period, each Capital Account (including the General Partner’s Capital Account) shall be adjusted by crediting (in the case of Net Capital Appreciation) or debiting (in the case of Net Capital Depreciation) the Net Capital Appreciation or Net Capital Depreciation for such Accounting Period, as the case may be, to the Capital Accounts of all the Partners (including the General Partner) in proportion to their respective Partnership Percentages (in each case, after giving effect to any adjustments described in this Section 5.04, if applicable; provided, that certain items of income or loss (such as income attributable to “new issues” or certain taxes withheld) may be allocated only, or to a limited extent, to the Capital Accounts of certain Partners.

(b) If the General Partner determines that, based upon tax or regulatory considerations, or for any other reasons as to which the General Partner and any Partner agree, a Capital Account held by such Partner should not participate (or should be limited in its participation) in the Net Capital Appreciation, Net Capital Depreciation or other appreciation and depreciation if any, attributable to any Financial Instrument, type of Financial Instrument or any other transaction, the General Partner may allocate such Net Capital Appreciation, Net Capital Depreciation or otherwise appreciation and depreciation only to the Capital Accounts of Partners to which such considerations or reasons (or agreement) do not apply (or may allocate to the Capital Account to which such considerations or reasons apply, the portion of such Net Capital Appreciation, Net Capital Depreciation or otherwise appreciation and depreciation attributable to such Capital Account’s limited participation in such Financial Instrument, type of Financial Instrument or other transaction). If any of the considerations or reasons described above apply, then a separate memorandum account may be established in which only the Capital Accounts having an interest in such Financial Instrument, type of Financial Instrument or transaction shall have an interest (any such Capital Account having such an interest shall be referred to as an “Unrestricted Capital Accounts”) and the Net Capital Appreciation, Net Capital Depreciation or otherwise appreciation and depreciation for each such memorandum account shall be separately calculated.

(c) At the end of each Accounting Period during which a memorandum account created pursuant to Section 5.04(b) (each, a “Memorandum Account”) was in existence (or during which an interest in particular Financial Instruments was otherwise allocated away from one or more Capital Accounts), each Unrestricted Capital Account may be debited pro rata in accordance with all Unrestricted Capital Accounts at the opening of such Accounting Period in an amount equal to the interest that would have accrued on the amount used to purchase the Financial Instruments attributable to the Memorandum Account (the “Purchase Price”) had the Purchase Price earned interest at the rate per annum being paid by the Partnership from time to time during the applicable Accounting Period for borrowed funds, or, if funds have not been borrowed by the Partnership during such Accounting Period, at the interest rate per annum that the General Partner determines would have been paid if funds had been borrowed by the Partnership during such Accounting Period. The amount so debited shall then be credited to all of the Capital Accounts pro rata in accordance with their Capital Account balances as of the opening of the Accounting Period.

Section 5.05 Provisional Allocations.

(a) A Provisional Allocation shall be calculated on December 31 of each Fiscal Year of the Partnership and recalculated immediately prior to each distribution pursuant to Section 5.06. On each such date, an amount equal to the Carried Interest distribution that would be made to the General Partner in respect of each Capital Account if the Partnership were dissolved, its affairs wound up and its assets sold for cash equal to their Fair Value, all Partnership liabilities were satisfied (limited with respect to each nonrecourse liability to the Fair Value of the assets securing such liability) and the net assets of the Partnership were distributed to the Partners in accordance with Section 5.06(b)(ii), shall be reallocated to a provisional capital account corresponding to such Capital Account (each, a “Provisional Capital Account”) of the General Partner (the “Provisional Allocation”). The General Partner may not withdraw or receive any distributions (except for tax distributions) in respect of the Provisional Allocation. As of each date on which a Provisional Allocation is calculated, each Provisional Capital Account balance shall be adjusted through allocations of Net Capital Appreciation and Net Capital Depreciation so that such Provisional Capital Account has been allocated an amount equal to the Carried Interest distribution that would be made to the General Partner in respect of the applicable Capital Account as described in this Section 5.05(a) as of such date, if any; provided, that such Provisional Capital Account balance shall not be reduced below zero.

(b) As of each date on which Carried Interest is to be distributed to the General Partner pursuant to Section 5.06(b)(ii) in respect of any Capital Account, after the determination of the amount of such Carried Interest and immediately before the distribution of such Carried Interest to the General Partner, an amount equal to the amount of such Carried Interest shall be reallocated from such Capital Account to the Capital Account of the General Partner and the Provisional Capital Account balance maintained in respect of such Capital Account shall be reduced by such amount.

(c) Upon the final distribution of the balance in any Capital Account, any balance remaining in the corresponding Provisional Capital Account shall be reduced to zero.

(d) For the avoidance of doubt, except for purpose of calculating allocations for tax purposes pursuant to Section 5.12, the amounts credited to a Provisional Capital Account shall remain in the Capital Account of the Limited Partner and shall not be allocated to the Capital Account of the General Partner until a distribution is required pursuant to Section 5.06(b)(ii) as described in Section 5.05(b). Thus, any Net Capital Appreciation or Net Capital Depreciation attributable to a Provisional Capital Account will generally be credited or debited, as the case may be, to the related Capital Account and not to the Capital Account of the General Partner.

Section 5.06 Distributions.

(a) General Principles.

(i) Subject to Section 5.06(a)(iii), the General Partner may at any time, in its sole discretion, cause the Partnership to make distributions to the Partners, in cash or in kind, or in a combination thereof; provided, however, that the Partnership shall not distribute any asset in-kind other than publicly traded Financial Instruments that can be sold without any limitations under the Act or any other instrument received by the Partnership from the Company (such as securities of subsidiaries that have been spun out from the Company) as provided in this Section 5.06.

(ii) If the Partnership proposes to make a distribution in kind, unless a Partner consents, such distribution will include no more of any particular Financial Instrument or other asset than the Partner’s share of such Financial Instrument or asset (as determined on a “look-through” basis) based on such Partner’s Partnership Percentage (it being understood that if a Partner has provided its consent, distributions shall not be required to be made on such basis in respect of such Partner).

(iii) Distributions in Kind. The General Partner may choose, in its sole discretion, which assets of the Partnership to distribute in kind. If a distribution is made in kind, immediately prior to such distribution, the General Partner shall determine the Fair Value of the property distributed and adjust the Capital Accounts of all Partners upwards or downwards to reflect the difference between the book value and the Fair Value thereof, as if such gain or loss had been recognized upon an actual sale of such property and allocated pursuant to this Section 5.06. Each such distribution shall reduce the Capital Account(s) of the distributee Partner by the Fair Value thereof. In kind distributions may comprise, among other things, interests in trading vehicles or Special Purpose Vehicles holding the actual investment or participations in the actual investment or participation notes (or similar derivative instruments), which provide a return with respect to certain Financial Instruments of the Partnership. The holders of interests in a Special Purpose Vehicle shall bear the expenses of such Special Purpose Vehicle, including a Management Fee in such vehicle, on the same terms and conditions otherwise set forth in Section 4.08(a).

(A) Any Limited Partner may elect in its Subscription Agreement that the General Partner use its good faith efforts to assist such Limited Partner in administering a sale on behalf of such Limited Partner of the publicly traded Financial Instruments that would otherwise be distributed in kind to such Limited Partner pursuant to this Section 5.06. Each such Limited Partner hereby grants the General Partner a power of attorney to execute all documents necessary to effect such disposition. Each such Limited Partner shall be entitled to receive the net proceeds obtained by the General Partner from such disposition, reduced by any expenses associated with such disposition; provided, that the Financial Instruments associated with such disposition shall be valued, for purposes of this Section 5.06, at the same Fair Value in respect of all Limited Partners, irrespective of the amount of net proceeds actually received by such Limited Partner.

(B) Notwithstanding anything to the contrary in this Section 5.06, the General Partner may elect to receive (or elect for an Affiliate to receive) in kind all or a portion of its share (or its Affiliate’s share) of any Financial Instruments or other property that would otherwise be sold or disposed of by the Partnership (directly or indirectly) in exchange for cash proceeds. If the General Partner so determines, then for the purposes of this Agreement, the Fair Value of such Financial Instruments or other property so distributed to the General Partner and/or its Affiliates shall equal the amount of cash that otherwise would have been distributed to the General Partner and/or its Affiliates if the Partnership had (directly or indirectly) sold or disposed of such securities or other property for the same price as the securities or other property sold or disposed of by the Partnership (directly or indirectly) for cash proceeds, and the Limited Partners shall receive the same amount of cash that otherwise would have been distributed to the Limited Partners absent any election by the General Partner. [•].

(iv) The provisions of this Section 5.06 shall apply to distributions made in connection with any distribution under this ARTICLE V or ARTICLE VI and in connection with dissolution pursuant to ARTICLE VIII.

(v) The General Partner shall cause the Partnership to distribute to Partners any net amount of dividends or other current income as reduced (in either case) by any amounts determined by the General Partner to be appropriately reserved or held back for estimated accrued expenses, expenses that may be incurred, liabilities or contingencies, including general reserves for unspecified contingencies.

(b) Distribution Priorities.

(i) Amounts to be distributed shall initially be apportioned among (prior to distribution) the Partners in proportion to their respective Partnership Percentages (including, for the avoidance of doubt, the Capital Account of the General Partner, but only to the extent attributable to Capital Contributions made by the General Partner and ignoring for purposes of this clause (i) any right to Carried Interest) as of the date of such distribution.

(ii) The amount of any distribution apportioned to the Capital Account of the General Partner in accordance with clause (i), above, shall be distributed to the General Partner. The amount of any distribution apportioned to each Capital Account held by a Limited Partner shall be divided between the Limited Partner holding such Capital Account and the General Partner and distributed as follows:

(A) Return of Capital. First, 100% to such Limited Partner under this paragraph (A) until such Limited Partner has received cumulative distributions in respect of such Capital Account equal to such Limited Partner’s Capital Contributions attributable to such Capital Account.

(B) Sharing of Profits. Thereafter, [•]% to such Limited Partner and [•]% to the General Partner.

All amounts distributed to the General Partner pursuant to Section 5.06(b)(ii)(B) are referred to as the “Carried Interest.”

(c) The General Partner may, in its sole discretion, elect to reduce, waive or calculate differently (but in no event in a manner that increases the amounts borne by the Partnership) the Carried Interest with respect to any Limited Partner. The General Partner may, in its sole discretion, waive the Carried Interest for Excluded Parties and the Investment Manager.

(d) The General Partner may at any time elect not to receive all or any portion of any Carried Interest. Any such amounts not distributed to the General Partner may, at the General Partner’s discretion, be retained by the Partnership on the General Partner’s behalf or be distributed to the Limited Partners. Thereafter, the General Partner may elect to have up to 100% of the amount otherwise distributable to the Limited Partners in any future distributions distributed to the General Partner until the General Partner has received the same amount of distributions as it would have had it not elected to not receive such Carried Interest.

(e) Withholding on Distributions.

(i) The General Partner may withhold and pay over to the U.S. Internal Revenue Service (or any other relevant taxing authority) such amounts as the Partnership is required to withhold or pay over, pursuant to the Code or any other applicable law, on account of a Partner’s distributive share of the Partnership’s items of gross income, income or gain.

(ii) For purposes of this Agreement, any Withholding Taxes or other taxes withheld (directly or indirectly) or paid over (directly or indirectly) by the Partnership or any other Person (or with respect to distributions to the Partnership) with respect to a Partner’s or Former Partner’s distributive share of the Partnership’s gross income, income or gain (including under the BBA Rules) shall be deemed to be a distribution or payment to such Partner or Former Partner reducing (without duplication) the Capital Account(s) of such Partner or Former Partner and reducing the amount otherwise distributable to such Partner or Former Partner pursuant to this Agreement. If the amount of such taxes is greater than such Capital Account balance and/or any such distributable amounts, then such Partner, Former Partner and any successor to such Partner’s or Former Partner’s Interest shall pay the amount of such excess to the Partnership, plus interest thereon at a rate equal to (i) the Prime Rate as of the date any such obligation is incurred plus (ii) two percent per annum, as a contribution to the capital of the Partnership. This Section 5.06(e)(ii) shall survive the termination of the Partnership.

(iii) The General Partner shall not be obligated to apply for or obtain a reduction of or exemption from Withholding Tax on behalf of any Partner that may be eligible for such reduction or exemption. To the extent that a Partner claims to be entitled to a reduced rate of, or exemption from, a Withholding Tax pursuant to an applicable income tax treaty, or otherwise, the Partner shall furnish the General Partner with such information and forms as such Partner may be required to complete where necessary to comply with any and all laws and regulations governing the obligations of withholding tax agents. Each Partner represents and warrants that any such information and forms furnished by such Partner shall be true and accurate and agrees to indemnify the Partnership and each of the Partners from any and all damages, costs and expenses resulting from the filing of inaccurate or incomplete information or forms relating to any such Withholding Tax.

(iv) Neither the Partnership nor the General Partner shall be liable for any excess Withholding Tax withheld (directly or indirectly) in respect of any Limited Partner, and, in the event of overwithholding, a Limited Partner’s sole recourse shall be to apply for a refund from the appropriate taxing authority.

(f) The General Partner shall give at least 15 calendar days’ prior written notice to each Limited Partner that is a BHC Limited Partner of any proposal to distribute property in kind to such Limited Partner and the proposed date of such distribution, and shall not make any such distribution in kind to the extent that such BHC Limited Partner advises the General Partner at least five (5) calendar days prior to the date set forth in such notice for such distribution that such distribution in kind could reasonably be expected to cause it to violate the BHCA.

(g) Notwithstanding anything to the contrary contained in this Agreement, the Partnership, and the General Partner on behalf of the Partnership, shall not be required to make a distribution to any Partner on account of its Interest if such distribution would violate (or in the discretion of the General Partner advisable to maintain compliance with) the Act or other applicable law.

(h) The General Partner may, in its sole discretion, establish reasonable reserves and holdbacks for estimated accrued expenses, liabilities or contingencies, including general reserves or holdbacks for unspecified contingencies (even if such reserves or holdbacks are not in accordance with GAAP). All such reserves and holdbacks will reduce the amount of any distributions. The Partnership will distribute the remainder (if any) of the holdback, and the good faith estimated interest that the Partnership earned thereon or is attributed thereto (in each case, if any) shall be distributed or credited, as applicable, to the Capital Accounts for which such holdback was established, if any. The Partnership will provide to the Limited Partners, upon request, the nature and amount of any reserve or holdback that is not otherwise required by GAAP.

Section 5.07 Special Allocations.

(a) Tax Allocations. Special allocations of items of income, gain, loss or deduction as shall be required for any Fiscal Year (or other Accounting Period) shall be made for U.S. federal income tax purposes (and shall not adjust Capital Accounts) as follows:

(i) Minimum Gain Chargeback. The Partnership shall allocate items of income and gain among the Partners at such times and in such amounts as necessary to satisfy the minimum gain chargeback requirements of Treasury Regulations Sections 1.704-2(f) and 1.704-2(i)(4).

(ii) Qualified Income Offset. The Partnership shall specially allocate items of income and gain when and to the extent required to satisfy the “qualified income offset” requirement within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

(iii) Other Regulatory Adjustments. The Partnership shall also appropriately adjust the allocations for U.S. federal income tax purposes to reflect other adjustments required to be made pursuant to the principles of Section 704(b) of the Code and Treasury Regulations Section 1.704-1 or 1.704-2.

(b) Adjustment of Allocations. In the event that the General Partner reasonably determines that the allocations otherwise required pursuant to Section 5.04 or Section 5.07(a) would not properly reflect the economic arrangement of the Partners or would otherwise cause any inequitable or onerous result for any Partner, then, notwithstanding any provision in this Agreement to the contrary, the General Partner may adjust such allocations in the manner as the General Partner reasonably determines to be required to prevent or minimize such result.

Section 5.08 Amendment of Special Profits Interest and Carried Interest. The General Partner shall have the right to amend, without the consent of the Limited Partners, Section 4.08(b) and Section 5.06 so that the Special Profits Interest and Carried Interest therein provided, respectively, conforms to any applicable requirements of the SEC and other regulatory authorities or to effect the intended tax treatment of the Special Profits Interest and Carried Interest, the Provisional Special Profits Interest, the Provisional Allocation or any income allocated to the General Partner, the Investment Manager, their respective Affiliates or any Person providing management and/or administrative services to the Partnership; provided, however, that no such amendment shall increase the Special Profits Interest or Carried Interest that otherwise would be made with respect to a Capital Account in a material manner.

Section 5.09 Valuation of the Partnership’s Portfolio.

(a) The Partnership’s portfolio shall be valued in accordance with the Valuation Policy.

(b) All values assigned to Financial Instruments and other assets by the General Partner pursuant to this Section 5.09 and to liabilities pursuant to Section 5.10 shall be final and conclusive as to all of the Partners; provided, however, at least 10 calendar days prior to any distribution, the General Partner shall provide to the members of the Independent Client Committee in writing the valuation of any Financial Instrument that does not have an external valuation quote, together with written information as to the basis upon which the General Partner made such determination. Such determination will be final and binding on the Partnership and all Partners unless disapproved of in writing at least five (5) calendar days prior to the date of such proposed distribution or allocation by a majority of the members of the Independent Client Committee. In case of such a disapproval, such Financial Instruments shall be valued by a nationally recognized investment bank or valuation expert selected by the General Partner and reasonably acceptable to the Independent Client Committee. The determination made by such expert will be final and binding on the Partnership and all Partners.

(c) To the extent that GAAP would require any of the Partnership’s assets or liabilities to be valued in a manner that differs from the Valuation Policy, the General Partner may value such assets or liabilities (i) in accordance with GAAP, solely for purposes of preparing the Partnership’s GAAP-compliant annual audited financial statements; and (ii) in accordance with the Valuation Policy (without regard to any GAAP requirements relating to the determination of fair value) for all other purposes, including for purposes of determining and allocating among the Partners Net Capital Appreciation, Net Capital Depreciation, Partnership Percentages, Management Fee, Special Profits Interest, Carried Interest, items of income, deduction, gain, loss or credit.

Section 5.10 Liabilities. Liabilities shall be determined using GAAP, applied on a consistent basis; provided, however, that the General Partner, in its sole discretion, may provide reasonable reserves and holdbacks for estimated accrued expenses, liabilities or contingencies, including general reserves and holdbacks for unspecified contingencies (even if such reserves or holdbacks are not required by GAAP). All such reserves or holdbacks could reduce the amount of distributions to Partners. Such reserves or holdbacks may be invested or maintained in a manner deemed appropriate by the General Partner. Any holdback shall be applied equally and equitably to all Capital Accounts that are subject to the expenses, liabilities and contingencies for which such holdback was established. Upon the determination of the General Partner that such holdback is no longer needed, the remainder (if any) of the holdback, and the good faith estimated interest that the Partnership earned thereon or is attributed thereto (in each case, if any) shall be distributed or credited, as applicable, to the Capital Accounts for which such holdback was established. Limited Partners shall be provided upon request the nature and amount of any holdback that is not otherwise required by GAAP.

Section 5.11 Goodwill. No value shall be placed on the name or goodwill, if any, of the Partnership, which shall belong exclusively to the General Partner.

Section 5.12 Allocation for Tax Purposes.

(a) For each tax year, items of income, deduction, gain, loss or credit shall be allocated for income tax purposes among the Partners in such manner as to reflect equitably amounts credited or debited to each Partner’s Capital Account(s) for the current and prior Fiscal Years (or relevant portions thereof), including, with respect to the General Partner and the Investment Manager, by taking into account amounts included in the Provisional Capital Account and the Provisional SPI Memorandum Account. Allocations under this Section 5.12 shall be made pursuant to the principles of Sections 704(b) and 704(c) of the Code, and Treasury Regulations Sections 1.704-1(b)(2)(iv)(f) and (g), 1.704-l(b)(4)(i) and 1.704-3(e) promulgated thereunder, as applicable, or the successor provisions to such Sections and Treasury Regulations, and taking into account the special allocations described in Section 5.07(a). Items described in this Section 5.12 shall neither be credited nor charged to the Partners’ Capital Accounts.

(b) Notwithstanding the foregoing, the General Partner shall be entitled, in its sole discretion, to specially allocate items of income and gain (or loss and deduction) to Partners or Former Partners who receive distributions of a portion of their capital during any Fiscal Year in a manner designed to ensure that each such Partner or Former Partner is allocated income or gain (or loss or deduction) in an amount equal to the difference between such Partner’s or Former Partner’s Capital Account balance (or portion thereof being distributed) at the time of the distribution and the tax basis for his or her or its Interest in the Partnership at that time (or proportionate amount thereof), determined, in all cases, (x) with regard to deemed distributions and contributions under Section 752 of the Code; and (y) without regard to any adjustments that have been made to the tax basis of such Partner’s or Former Partner’s Interest as a result of any Transfers or assignment of its Interest prior to the distribution (other than the original issue of the Interest) including by reason of death.

(c) Notwithstanding anything to the contrary in the foregoing in this Section 5.12, if the General Partner receives as a distribution all or a portion of its Capital Account during any tax year, the General Partner may specially allocate income to itself equal to the amount by which such distributable amounts exceed its adjusted tax basis, for income tax purposes, in its interest in the Partnership (determined prior to any such allocations).

Section 5.13 Determination by General Partner of Certain Matters. All matters concerning the valuation of Financial Instruments and other assets and liabilities of the Partnership, the allocation of income, deductions, gains and losses among the Partners, including taxes thereon, and accounting procedures not expressly provided for by the terms of this Agreement shall be determined by the General Partner, whose determination shall be final and conclusive as to all of the Partners.

Section 5.14 Adjustments to Take Account of Certain Events. Notwithstanding anything to the contrary in this Agreement, if the Code or Treasury Regulations require withholding on or other adjustment to the Capital Account(s) or otherwise to the interest of a Partner or Former Partner, or any other event or events occur(s) necessitating or justifying, in the General Partner’s sole judgment, an equitable adjustment to the Capital Account(s) or otherwise to the interest of a Partner or Former Partner (including, without limitation, if allocations would not properly reflect the economic arrangement of the Partners or would otherwise cause an inequitable or onerous result for any Partner), the General Partner shall make such adjustments, without limitation, in the determination and allocation among the Partners of Net Capital Appreciation, Net Capital Depreciation, Capital Accounts, Partnership Percentages, Management Fee, Special Profits Interest, Carried Interest, items of income, deduction, gain, loss, credit or withholding for tax purposes, accounting procedures or such other financial or tax items as shall equitably take into account such event (or events) and applicable provisions of law, and the determination thereof, in the sole discretion of the General Partner, shall be final and conclusive as to all of the Partners.

Section 5.15 Withholding Taxes. Notwithstanding anything in this ARTICLE V to the contrary, if the Partnership incurs a Withholding Tax or other tax described in Section 5.06(e)(ii) with respect to any Partner, then the General Partner, without limitation of any other rights of the Partnership or the General Partner, shall cause the amount of such obligation to be debited against the Capital Account of such Partner as of the close of the Accounting Period during which such obligation is withheld or paid. Any such amount referred to in the immediately preceding sentence shall be disregarded in calculating the Special Profits Interest, Net Capital Appreciation and Net Capital Depreciation with respect to any such Capital Account, and, accordingly, the Special Profits Interest shall be determined as if such Withholding Tax had not occurred.

ARTICLE VI

Other Provisions Relating to Distributions

Section 6.01 No Right to Distributions.

(a) No Partner shall be entitled to receive distributions from the Partnership, except as provided in Section 5.06, Section 6.09, Section 6.10 and Section 8.02.

(b) A Partner shall cease to be a Partner (i) as of the effective date of the full distribution of all of such Partner’s Capital Account(s), (ii) as of the effective date of the Transfer of all of such Partner’s Interests in accordance with Section 7.01, or (iii) in the event of the dissolution of the Partnership, as of the final distribution of the assets of the Partnership to which such Partner is entitled.

Section 6.02 Required Withdrawals. The General Partner may, in its sole discretion, require the withdrawal of, and terminate, all or any part of the Interest of any Limited Partner upon prior written notice, for any reason or no reason.

Section 6.03 Specified Distribution Event. Upon a final determination by a court or regulatory body of competent jurisdiction of [•] (a “Specified Distribution Event”), the Partnership shall promptly provide written notice to each Limited Partner (a “Specified Distribution Event Notice”). Each Limited Partner who notifies the General Partner in writing of its election to receive distributions of all or a portion of its Capital Account within [•] calendar days of receipt of a Specified Distribution Event Notice shall have the right as of the [•] falling after the Short-Swing Notice Period or Suspension Period, as applicable, expires to receive as a distribution such portion of its Capital Account (subject to the other limitations and restrictions on distributions contained in this Agreement). For purposes of this Section 6.03, the Short-Swing Notice Period shall be measured from the date of the Specified Distribution Event Notice.

Section 6.04 Death, Disability, etc. of Limited Partners. The death, disability, incapacity, adjudication of incompetency, termination, bankruptcy, insolvency or dissolution of a Limited Partner shall not, in and of itself, dissolve the Partnership. The legal representatives of a Limited Partner shall succeed as assignee to the Limited Partner’s Interest upon the death, disability, incapacity, adjudication of incompetency, termination, bankruptcy, insolvency or dissolution of such Limited Partner, but shall not be admitted as a substituted Partner without the written consent of the General Partner, which may be granted, in its sole discretion.

Section 6.05 Key Person. If Mr. Hilal [•] (each, a “Key Person Event”), the Partnership shall promptly provide written notice to each Limited Partner (a “Key Person Event Notice”). Immediately upon the sending of a Key Person Event Notice, the Partnership shall not make any distributions to Partners for (i) a period of the longer of (a) [•] calendar days or (b) such amount of time as is necessary for neither the Mantle Ridge Group nor the Partnership nor any of the Partnership’s direct or indirect Limited Partners to be subject to short-swing profit disgorgement or to violate any applicable “black-out” periods, but in no instance exceeding [•] calendar days (such longer period, the “Short-Swing Notice Period”); or (ii) such other shorter period as the General Partner, in its sole discretion, determines (the “Suspension Period”), so as to facilitate an orderly transition in the management of the Partnership’s portfolio. Each Limited Partner who notifies the General Partner in writing of its election to receive distributions of all or a portion of its Capital Account within [•] calendar days of receipt of a Key Person Event Notice shall have the right as of the [•] falling after the Suspension Period or the Short-Swing Notice Period, as applicable, expires to receive as a distribution such portion of its Capital Account, subject to any other limitations and restrictions on distributions that may exist at the time.

Section 6.06 Portfolio Liquidation. The General Partner will liquidate the Partnership’s portfolio in a manner deemed by it to be commercially reasonable in order to meet the distributions required in connection with Section 6.03 or Section 6.05.

Section 6.07 Additional Limitations on Distributions.

(a) The right of any Partner or its legal representatives to receive distributions of any amount from its Capital Account(s) pursuant to this ARTICLE VI is subject to the provision by the General Partner for all Partnership liabilities in accordance with the Act and for reserves and holdbacks in accordance with Section 5.06(h). In addition, no distribution shall be permitted that would result in a Capital Account having a negative balance.

(b) The General Partner may suspend distributions to any Limited Partner if the General Partner reasonably deems it necessary or advisable to do so, including in order to comply with laws and regulations (including anti-money laundering and counter-terrorist financing laws and regulations) applicable to the Partnership, the General Partner, the Investment Manager or any of the Partnership’s other service providers.

Section 6.08 Withdrawals by BHC Limited Partners. If at any time, as a result of proposed distributions to other Partners, or for any other reason, the General Partner expects a BHC Limited Partner’s Interest to equal or exceed 33.3% of the aggregate Interests of all of the Partners (or such lower percentage as the General Partner and Limited Partner separately agree), the General Partner shall immediately notify such BHC Limited Partner and distribute to such BHC Limited Partner so much of its capital in the Partnership as shall be necessary to maintain such BHC Limited Partner’s total investment in the Partnership at a level below 33.3% of the aggregate Interests of all of the Partners (or such lower percentage as the General Partner and Limited Partner have separately agreed).

Section 6.09 Distributions to the General Partner. Notwithstanding anything to the contrary in this Agreement, in the General Partner’s sole discretion, the Partnership may, at any time, distribute to the General Partner amounts not to exceed, when combined with all other amounts distributed pursuant to this Section 6.09 in respect of the then-current taxable year or otherwise distributed to the General Partner in respect of the then-current taxable year pursuant to Section 5.06, the hypothetical taxes payable by the General Partner or its direct or indirect members with respect to the net taxable income or gain allocated to it, whether provisionally or otherwise, for the then-current taxable year (or such immediately preceding taxable year) calculated at the Tax Rate. Any tax distributions made to the General Partner pursuant to the preceding sentence shall be treated as an advance of amounts otherwise distributable to the General Partner under this Agreement.

Section 6.10 Distributions to the Investment Manager. Notwithstanding anything to the contrary in this Agreement, in the General Partner’s sole discretion, the Partnership may, at any time, distribute to the Investment Manager amounts not to exceed, when combined with all other amounts distributed pursuant to this Section 6.10 in respect of the then-current taxable year or otherwise distributed to the Investment Manager in respect of the then-current taxable year pursuant to Section 5.06, the hypothetical taxes payable by the Investment Manager or its direct or indirect members with respect to the net taxable income or gain allocated to it in respect of its Special Profits Interest, whether provisionally or otherwise, for the then-current taxable year (or such immediately preceding taxable year) calculated at the Tax Rate. Any tax distributions made to the Investment Manager pursuant to the preceding sentence shall be treated as an advance of amounts otherwise distributable to the Investment Manager under this Agreement.

ARTICLE VII

Transfers of Interest

Section 7.01 Assignability of Interest. Without the prior written consent of the General Partner, which consent may be granted or withheld in its sole discretion, a Partner may not make a Transfer. Without the prior written consent of the General Partner, which consent may be given or withheld in its sole discretion, a Limited Partner may not (i) make a Transfer, in whole or in part, to any Person except by operation of law; or (ii) substitute for itself as a Partner any other Person. Prior to consenting to any Transfer, the General Partner may, at the expense of the Transferor and Transferee, consult with counsel to the Partnership to ensure that such Transfer would be unlikely, either alone or with other Transfers or withdrawals, to cause the Partnership to be treated as a “publicly traded partnership” taxable as a corporation within the meaning of Section 7704 of the Code. Any Limited Partner seeking to Transfer all or any part of its Interest agrees that it and its potential Transferee will be jointly and severally liable for all reasonable expenses, including attorneys’ fees, or taxes under Section 1446(f) of the Code, incurred by the Partnership or the General Partner in connection with such Transfer or potential Transfer, and if such expenses are not reimbursed promptly upon the General Partner’s request, they may be withheld from amounts otherwise distributable to such Limited Partner or the Transferee. Any attempted Transfer or substitution not made in accordance with this Section 7.01, to the fullest extent permitted by law, shall be void and of no force and effect. Notwithstanding anything to the contrary contained herein (including Section 4.11), the General Partner may Transfer any of its Interest in the Partnership to an Affiliate without the consent of the Limited Partners.

Section 7.02 Substitute Limited Partner. No Transferee of an Interest shall become a Substitute Limited Partner unless all of the following conditions have been satisfied, within such reasonable time period as the General Partner shall determine:

(a) the Transfer is permitted under Section 7.01;

(b) the Partnership receives a duplicate original of all documents effecting the Transfer from the Transferor to the Transferee;

(c) the General Partner consents to the admission of the Transferee as a Substitute Limited Partner, which consent may be granted or withheld in the General Partner’s sole discretion; and

(d) the Transferee has executed an instrument, in form and substance satisfactory to the General Partner, accepting and agreeing to be bound by all terms and conditions of this Agreement.

If a Transferee becomes a Substitute Limited Partner, such Substitute Limited Partner shall succeed to the Capital Account of the Transferor to the extent such Capital Account relates to the transferred Interest (or portion thereof), and shall pay to the Partnership the appropriate portion of any amounts thereafter becoming due in respect of the Capital Commitment committed to be made by the Transferor and shall assume any other obligations to the Partnership of the Transferor. Unless the General Partner agrees otherwise, each Limited Partner agrees that, notwithstanding the Transfer of all or any part of its interest in the Partnership, it will remain liable for its Capital Commitment and for all Capital Contributions required to be made by it (without taking into account the Transfer of all or a part of such interest in the Partnership), in each case prior to the time, if any, when the Transferee of such interest in the Partnership (or portion thereof) is admitted as a Substitute Limited Partner.

Section 7.03 No Derivative Transfers. Notwithstanding anything to the contrary contained herein, no Limited Partner may enter into, create, sell or Transfer any financial instrument or contract the value of which is determined, in whole or in part, by reference to the Partnership (including the amount of Partnership distributions, the value of Partnership assets, or the results of Partnership operations), within the meaning of Section 1.7704-1(a)(2)(i)(B) of the Treasury Regulations, without the prior written consent of the General Partner, and subject to such conditions as the General Partner may determine, in each case, in the General Partner’s discretion.

ARTICLE VIII

Duration, Winding Up and Dissolution of the Partnership

Section 8.01 Duration and Winding Up.

(a) The term of the Partnership (including any extensions thereof, the “Term”) shall continue until the close of the Partnership business on the fourth anniversary of the Launch Date, unless:

(i) extended for

(A) a one-year period at the sole discretion of the General Partner; and

(B) a second one-year period at the sole discretion of the General Partner unless [•]; or

(ii) the Partnership is sooner wound up and dissolved as provided in Section 8.01(b).

(b) The Partnership and its affairs shall be required to be wound up upon the first to occur of any of the following events (each, a “Termination Event”):

(i) the expiration of the Term;

(ii) a determination by the General Partner that the Partnership should be wound up and dissolved;

(iii) the termination, bankruptcy, insolvency or dissolution of the General Partner (or any other entity then acting as the Partnership’s general partner);

(iv) at any time there are no Limited Partners, unless the Partnership continues its business in accordance with the Act;

(v) any event that would constitute an “event of withdrawal” with respect to the General Partner under the Act; provided, that the Partnership shall not be required to be wound up in connection with any such event if (A) at the time of the occurrence of such event there is at least one remaining general partner of the Partnership who is hereby authorized to and does carry on the business of the Partnership; or (B) within 90 calendar days after the occurrence of such event, a Majority-In-Interest of the Non-Affiliated Limited Partners agree in writing or vote to continue the business of the Partnership and to the appointment, effective as of the date of such event, if required, of one or more additional general partners of the Partnership; or

(vi) an order of court of competent jurisdiction to wind up and dissolve the Partnership pursuant to the Act.

Section 8.02 Dissolution.

(a) Following the commencement of the winding up of the Partnership, the General Partner shall, within no more than [•] calendar days after completion of a final audit of the Partnership’s financial statements, make distributions out of the Partnership’s assets, in the following manner and order:

(i) to creditors, including Partners who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Partnership (whether by payment or by establishment of reserves); and

(ii) to the Partners in accordance with Section 5.06(b)(ii).

(b) The General Partner, in its sole discretion, or a Majority-in-Interest of Limited Partners if the Partnership no longer has a General Partner, may, at any time and from time to time, designate one or more liquidators, including the General Partner or one or more members of the General Partner, subject to Section 4.10, who shall have full authority to wind up and liquidate the business of the Partnership and to make final distributions as provided in this Section 8.02. The appointment of any liquidator may be revoked or a successor or additional liquidator or liquidators may be appointed at any time by an instrument in writing signed by the General Partner or a Majority-in-Interest of Limited Partners, as the case may be. Any such liquidator may receive compensation as shall be fixed, from time to time, by the General Partner or a Majority-in-Interest of Limited Partners, as the case may be.

(c) If the Partnership is dissolved on a date other than the last day of a Fiscal Year, the date of such dissolution shall be deemed to be the last day of a Fiscal Year for purposes of adjusting the Capital Accounts of the Partners pursuant to Section 5.02. For purposes of distributing the assets of the Partnership upon dissolution, the General Partner shall be entitled to a return, on a pari passu basis with the Limited Partners, of the amount standing to its credit in its Capital Account.

Section 8.03 Time for Liquidation, etc. The General Partner shall use commercially reasonable efforts to wind up and liquidate the assets of the Partnership in an orderly manner and discharge the liabilities of the Partnership to creditors as soon as reasonably practicable. The provisions of this Agreement, including the provisions relating to the payment of the Management Fee and the making of the Special Profits Interest, shall remain in full force and effect during the period of winding up and until the General Partner (or liquidator, as applicable) shall execute a Notice of Dissolution in respect of the Partnership and shall cause such Notice of Dissolution to be filed with the Registrar of Exempted Limited Partnerships in the Cayman Islands.

ARTICLE IX

Tax Returns; Reports to Partners; Books and Records

Section 9.01 Independent Auditors. The General Partner shall engage an independent certified public accountant to audit the financial statements of the Partnership as of the end of each Fiscal Year.

Section 9.02 Filing of Tax Returns. The General Partner or its designated agent shall prepare and file, or cause the accountants of the Partnership to prepare and file, a U.S. federal information tax return in compliance with Section 6031 of the Code, and any required state and local income tax and information returns for each tax year of the Partnership.

Section 9.03 Tax Matters.

(a) The Partnership Representative shall be permitted to take any and all actions under the BBA Rules, and shall have any and all powers necessary to perform fully in such capacity. In such regard, the authority of the Partnership Representative shall include the authority to represent the Partnership before taxing authorities and courts in tax matters affecting the Partnership and the Partners in their capacity as such and the authority, in its sole discretion, to make any election under the BBA Rules, including the election under Section 6226 of the Code, in connection with any tax audit, investigation or judicial proceeding with respect to the Partnership. All expenses incurred in connection with any such audit, investigation, settlement or review shall be borne by the Partnership. At the reasonable request of the General Partner, each Limited Partner and Former Partner shall cooperate with the General Partner in connection with any tax audit, investigation or judicial proceeding with respect to the Partnership.

(b) Any Limited Partner or Former Partner that is in dispute with any tax authority in relation to a matter relating to the Partnership shall notify the Partnership Representative within 30 days or as promptly as practicable thereafter following the occurrence of the dispute, and if the Partnership Representative reasonably determines that the matter is of material relevance to the tax position of the Partnership, such Limited Partner or Former Partner shall consult in good faith with the Partnership Representative as to how that dispute is to be handled. Any Limited Partner or Former Partner that enters into a settlement agreement with respect to any Partnership item shall notify the Partnership Representative of such settlement agreement and its terms within 30 days after the date of settlement.

(c) Each Person (for purposes of this Section 9.03, called a “Pass-Thru Partner”) that holds or controls an Interest as a Partner on behalf of, or for the benefit of, another Person or Persons, or which Pass-Thru Partner is beneficially owned (directly or indirectly) by another Person or Persons, shall, within 30 calendar days following receipt from the Partnership Representative, of any notice, demand, request for information or similar document, convey such notice or other document in writing to all holders of beneficial interests in the Partnership holding such interests through such Pass-Thru Partner.

(d) Each Limited Partner and Former Partner shall provide the Partnership Representative any tax information reasonably requested (including providing information in connection with Section 743 of the Code) so that the Partnership Representative can implement the provisions of this Section 9.03 (including by making any election permitted hereunder), file any tax return of the Partnership, and conduct any tax audit or similar proceeding of the Partnership. The General Partner may, in its sole discretion, cause the Partnership to make or revoke any tax election that the General Partner deems appropriate, including an election pursuant to Section 475 or Section 754 of the Code.

(e) If the Partnership is subject to any Entity Taxes, the General Partner shall allocate among the Partners such Entity Taxes in a manner it determines to be fair and equitable by reducing amounts otherwise distributable to Partners, taking into account any modifications attributable to a Partner pursuant to Section 6225(c) of the BBA Rules (if applicable) and any similar state and local authority. Any tax liabilities so allocated shall be treated as withheld amounts in accordance with Section 5.15. To the extent that a portion of the tax liabilities imposed under the BBA Rules for a prior year relates to a Former Partner, the General Partner may (i) if it considers it in the best interests of the Partnership, require a Former Partner to indemnify the Partnership for its allocable portion of such tax or (ii) allocate such portion to the Partners in accordance with the preceding sentence. Each Limited Partner acknowledges that, notwithstanding the Transfer of all or any portion of its interest in the Partnership, it may remain liable pursuant to this Section 9.03 for tax liabilities with respect to its allocable share of income and gain of the Partnership for the Partnership’s taxable years (or portions thereof) prior to such Transfer, as applicable, under the BBA Rules, or any similar state or local provisions. The Partners acknowledge and agree that the General Partner and Partnership Representative shall be permitted to take any actions to avoid Entity Taxes being imposed on the Partnership under the BBA Rules. Each Limited Partner agrees that, notwithstanding the Transfer of all or any portion of its interest in the Partnership, if requested by the General Partner, it shall provide the appropriate U.S. Internal Revenue Service Form W-8 or W-9 or any other certificate or documentation, which, the General Partner reasonably determines, is necessary to reduce Entity Taxes.

(f) This Section 9.03 shall survive the termination of the Partnership.

Section 9.04 Financial Statements. Within 120 calendar days after the completion of each Fiscal Year’s audit or as soon as reasonably practicable thereafter, the Partnership shall prepare and deliver to each Partner (either via mail or electronic delivery) financial statements of the Partnership, audited by the independent certified public accountant selected by the General Partner. The Partnership shall also provide to the Limited Partners unaudited performance information on a quarterly basis.

Section 9.05 Reports to Partners and Former Partners. As soon as reasonably practicable after the completion of each Fiscal Year’s audit, the Partnership shall prepare and deliver (either via mail or electronic delivery), or cause its accountants to prepare and deliver (either via mail or electronic delivery), to each Partner and, to the extent necessary, to each Former Partner (or its legal representatives), a report setting forth in sufficient detail such information as shall enable such Partner or Former Partner (or such Partner’s legal representatives) to prepare its U.S. federal income tax return in accordance with the laws, rules and regulations then prevailing.

Section 9.06 Limited Partner Information. Upon the reasonable request of the General Partner, each Limited Partner shall provide the Partnership with such non-confidential information concerning the Limited Partner and its business so that the Partnership can comply, or determine its compliance, with any laws or regulations applicable to it (including, without limitation, the Investment Company Act, the Code, and other tax laws).

Section 9.07 Books and Records.

(a) The General Partner shall keep books and records pertaining to the Partnership’s affairs showing all of its assets and liabilities, receipts and disbursements, gains and losses, Partners’ Capital Accounts and all transactions entered into by the Partnership. The Partnership shall keep such books and records at the Partnership’s office or at the office of an agent of the Partnership. The General Partner shall cause to be maintained at the principal office of the Partnership, or at such other place as the Act may permit, a register of limited partnership interests which shall include such information as may be required by the Act (the “Register”). The Register shall not be part of this Agreement. The General Partner shall, from time to time, update the Register as required by the Act to accurately reflect the information therein and no action of any Limited Partner shall be required to amend or update the Register. Subject to the terms of this Agreement, the General Partner may take any action authorised hereunder in respect of the Register, including making the Register available at the registered office to satisfy any order or notice pursuant to the Tax Information Authority Act, (as amended) without any need to obtain the consent of any other Partner.

(b) Pursuant to the Act, except as otherwise expressly provided in this Agreement or any Other Agreement, no Limited Partner shall have any right to inspect the register of limited partners or to obtain any information contained in the books and records of the Partnership (whether kept by the General Partner, the Investment Manager, the Administrator or any other Person), including any Confidential Information and any information relating to any other Limited Partner or the Partnership’s trading activity.

ARTICLE X

Confidential Information

Section 10.01 Confidentiality.

(a) In connection with the organization of the Partnership and its ongoing business, the Limited Partners will receive or have access to Confidential Information. Subject to express permissions granted under any Other Agreement between a Partner and the General Partner (including a Subscription Agreement), each Limited Partner shall keep confidential, and not make any use of (other than for purposes reasonably related to its Interest or for purposes of filing such Limited Partner’s tax returns) or disclose to any Person, any Confidential Information except (i) to its Authorized Representatives on a need-to-know basis or as otherwise required by any regulatory authority, law or regulation, or by legal process or (ii) in connection with enforcing its rights under this Agreement, but only to the extent such disclosure is necessary to the enforcement of such rights. Notwithstanding anything in this Agreement to the contrary, to the extent required by applicable Treasury Regulations, each Partner (and each employee, representative, or other agent of such Partner) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of (A) the Partnership; and (B) any of its transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the Partner relating to such tax treatment and tax structure, it being understood that “tax treatment” and “tax structure” do not include the name or the identifying information of the Partnership or a transaction. Prior to making any disclosure required by any regulatory authority, law or regulation, or by legal process, each Limited Partner shall use its reasonable best efforts to notify the General Partner of such disclosure. Prior to any disclosure to any Authorized Representative of a Limited Partner, such Limited Partner must advise such Authorized Representative of the obligations set forth in this Section 10.01.

(b) Each Limited Partner agrees that the General Partner has the right, and, as permitted by the Act, the General Partner intends, to keep confidential from the Limited Partners, for such period of time as the General Partner, in its sole discretion, deems reasonable, any Confidential Information.

(c) For the avoidance of doubt, the terms of this Section 10.01 are without prejudice to the terms of any applicable Non-Disclosure Agreement.

Section 10.02 Equitable and Injunctive Relief. The Partners acknowledge that (a) the provisions of Section 10.01 hereof are intended to preserve the unique relationship between the Partners; and (b) the provisions of Section 10.01 are intended to preserve the value and goodwill of the Partnership’s business; and that, in the event of a breach or a threatened breach by any Partner of its obligations under Section 10.01, the other Partners may not have an adequate remedy at law. Accordingly, in the event of any such breach or threatened breach by a Partner, any of the other Partners shall be entitled to seek such equitable and injunctive relief as may be available to restrain such Partner and any Person participating in such breach or threatened breach from the violation of the provisions thereof. Nothing in this Agreement shall be construed as prohibiting a Partner from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages.

ARTICLE XI

Miscellaneous

Section 11.01 Entire Agreement. This Agreement, each Subscription Agreement and, with reference to a Limited Partner that has entered into Non-Disclosure Agreement and/or an Other Agreement, such Non-Disclosure Agreement and/or Other Agreement, supersede any and all existing agreements, oral or written, between or among the Partnership, the General Partner and the Limited Partners, with respect to the Partnership. Subject to Section 11.04 to the extent it affects other Limited Partners, the parties hereto acknowledge and agree that the Partnership and/or the General Partner, without the approval of any Limited Partner, may enter into Other Agreements with Limited Partners that have the effect of establishing rights under, or altering or supplementing the terms of, this Agreement, including rights relating to greater portfolio transparency, fee waivers or reductions, minimum investment amounts, capital contribution mechanics, reports and other information and other more favorable investment terms. The parties hereto acknowledge and agree that any rights established, or any terms of this Agreement altered or supplemented in such Other Agreement with a Limited Partner, shall govern with respect to such Limited Partner notwithstanding any other provision of this Agreement. In the event of a conflict between the provisions a Limited Partner’s Non-Disclosure Agreement and the terms of ARTICLE X of this Agreement or such Limited Partner’s Other Agreement, the provisions of such Limited Partner’s Non-Disclosure Agreement shall, to the fullest extent permitted by applicable law, govern with respect to such Limited Partner notwithstanding any other provision of this Agreement or such Other Agreement.

Section 11.02 Execution of Other Documents. Each of the Partners shall execute upon demand such certificates, counterparts, instruments and documents as may from time to time be required to be filed or recorded by law.

Section 11.03 Power of Attorney.

(a) Each of the Partners hereby appoints the General Partner as its true and lawful representative and attorney-in-fact, in its name, place and stead to make, execute, sign, acknowledge, swear to and file:

(i) any duly adopted amendment to this Agreement;

(ii) any and all instruments, certificates and other documents that may be deemed necessary or desirable to effect the winding up and dissolution of the Partnership;

(iii) any and all certificates and other instruments deemed advisable by the General Partner to comply with the provisions of this Agreement and applicable law or to permit the Partnership to become or to continue as a limited partnership or other entity wherein the Limited Partners have limited liability in each jurisdiction where the Partnership may be doing business;

(iv) any and all instruments that the General Partner deems appropriate to reflect a change or modification of this Agreement or the Partnership in accordance with this Agreement;

(v) any business certificate, fictitious name certificate, amendment thereto or other instrument or document of any kind necessary to accomplish the business, purpose and objectives of the Partnership, or required by any applicable U.S. federal, state or local law; and

(vi) any and all documents, including loan agreements, promissory notes, and transfer and sale documents that the General Partner deems necessary to implement the rights and remedies set forth in Section 5.01(c).

(b) Each of the Partners hereby appoints the General Partner as its true and lawful representative and attorney-in-fact, in its name, place and stead to direct or transfer the Capital Commitments (or Capital Accounts) of some of the Limited Partners to another Fund if the General Partner determines that the use of such other Fund would allow certain Limited Partners or certain Funds to overcome legal and regulatory constraints, be more tax efficient, and/or facilitate participation in certain types of investments or for any other reason deemed proper by the General Partner. Any such Funds will contain terms and conditions generally comparable to those of the Partnership and will be managed by the General Partner or an Affiliate thereof.

(c) With respect to each Limited Partner and each Substitute Limited Partner, the foregoing power of attorney:

(i) is granted to secure an interest in property and, in addition, the performance of each Partner’s obligations hereunder, shall be irrevocable and shall survive, and shall not be affected by, the death, disability, incapacity adjudication of incompetency, termination, bankruptcy, insolvency or dissolution of such Limited Partner;

(ii) may be exercised by the General Partner either by signing separately as attorney–in–fact for such Limited Partner or, after listing all of the Limited Partners executing an instrument, by a single signature of the General Partner acting as attorney–in–fact for all of them;

(iii) shall survive the delivery of an assignment by such Limited Partner of any portion of its interest; except that, where the assignee of the whole of such Limited Partner’s interest has been approved by the General Partner for admission to the Partnership as a substituted Limited Partner, the power of attorney of the assignor shall survive the delivery of such assignment for the sole purpose of enabling the General Partner to execute, swear to, acknowledge and file any instrument necessary or appropriate to effect such substitution; and

(iv) shall immediately terminate with respect to each Limited Partner upon such Limited Partner receiving distributions of 100% of such Limited Partner’s Capital Account(s) or the occurrence of a bankruptcy of the General Partner.

Section 11.04 Amendments to Partnership Agreement.

(a) The terms and provisions of this Agreement may be modified or amended at any time and from time to time by the consent of a Majority-in-Interest of the Non-Affiliated Limited Partners, which may be written or passive (i.e., Limited Partners shall be deemed to have consented to such modification or amendment if they fail to object to such modification or amendment within a reasonable period of time set by the General Partner from the date such Limited Partners are notified of such modification or amendment), and the affirmative vote of the General Partner, except that:

(i) without the consent of the Limited Partners, the General Partner may amend this Agreement to: (A) reflect a change in the name of the Partnership; (B) change the provisions relating to the Carried Interest as provided in, and subject to the provisions of, Section 5.08; (C) make any change that is necessary or, in the opinion of the General Partner, advisable to qualify the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or non-U.S. jurisdiction, or ensure that the Partnership will not be treated as an association taxable as a corporation or as a publicly traded partnership taxable as a corporation for U.S. federal tax purposes; (D) make any change that does not adversely affect the Limited Partners in any material respect; (E) make any change that is necessary or desirable to cure any ambiguity, to correct or supplement any provision in this Agreement that would be inconsistent with any other provision in this Agreement, or to make any other provision with respect to matters or questions arising under this Agreement that will not be inconsistent with the provisions of this Agreement, in each case, so long as such change does not adversely affect the Limited Partners in any material respect; (F) correct any printing, stenographic or clerical error or effect changes of an administrative or ministerial nature which do not increase the authority of the General Partner in any material respect or adversely affect the Limited Partners in any material respect; (G) make any change that is necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, statute, ruling or regulation of any U.S. federal, state or non-U.S. governmental entity, so long as such change is made in a manner that minimizes any adverse effect on the Limited Partners; (H) prevent the Partnership from in any manner being deemed an “investment company” subject to the provisions of the Company Act; (I) reflect the admission or substitution of Partners or an increase in the

Capital Commitment of any Partner (with the consent of such Partner) in accordance with this Agreement; or (J) enable, when applicable, the Partnership (x) to elect any alternative to the Partnership’s payment of any amount under the BBA Rules or (y) to avoid or minimize taxes, interest and penalties being imposed on the Partnership under the BBA Rules;

(ii) Partners having two-thirds or more of the Voting Percentages of the affected Limited Partners must consent, which may be written or passive, to any amendment that would (x) reduce Capital Account(s); or (y) amend the provisions of this Agreement relating to amendments; and

(iii) a Majority-in-Interest of the Non-Affiliated Global Partners must consent, which may be written or passive, to any amendment that would amend Section 8.01(a) of this Agreement (and the corresponding provision of the constituent documents of the other Funds).

(b) A Partner may divide its Interests for purposes of exercising any voting rights under this Agreement.

(c) Notwithstanding anything to the contrary in this Section 11.04, upon the expiration of the Term, the General Partner may amend this Agreement without the consent of the Limited Partners, at any time and without limitation, if any Limited Partner that would be materially and adversely directly affected by such amendment is given a reasonable opportunity to receive distributions of 100% of its Capital Account(s) after notification, and prior to the effective date, of such amendment.

(d) Any amendment adopted in accordance with this Section 11.04 shall not require signature by the Limited Partners of any such amendment, and shall be deemed amended as if all parties hereto had executed such amendment and may be executed by the General Partner on behalf of Limited Partners in accordance with the power of attorney provided in Section 11.03. In connection with any proposed amendment pursuant to this Section 11.04 (other than as set forth in Section 11.04(c)), the General Partner will provide the Independent Client Committee with a copy of such amendment, which will become effective unless, on or before the fifth (5th) Business Day following receipt of such copy, a majority of the members of the Independent Client Committee has notified the General Partner that it disagrees with the General Partner’s determination that such amendment is as described in Section 11.04(a)(i) above. If the General Partner receives the foregoing notice from a majority of such members of the Independent Client Committee, such amendment will require consent pursuant to Section 11.04(a) to become effective.

Section 11.05 Non-Voting Interests of BHC Limited Partners.

(a) The portion of any Interests held for their own account by a BHC Limited Partner whose Interests are determined, at any time, to be in excess of 4.99% of the total outstanding aggregate voting Interests of all Limited Partners, excluding any other Interests that are Non-Voting Interests pursuant to this Section 11.05, shall irrevocably be deemed to be Non-Voting Interests to the extent of such excess above 4.99% (whether or not subsequently transferred, in whole or in part, to any other Person); provided, that such Non-Voting Interests shall be permitted to vote (i) on any proposal to wind-up, dissolve or continue the business of the Partnership; and (ii) on matters with respect to which voting rights are not considered to be “voting securities” under 12 C.F.R. § 225.2(q)(2), including such matters which may “significantly and adversely” affect the rights and preferences of the Interests held by such BHC Limited Partner (such as modifications of the terms of its Interest). To the extent permitted by the BHCA, and except as otherwise provided in this Section 11.05 and Section 11.06, Non-Voting Interests shall not be counted as Interests held by any Limited Partner for purposes of determining whether any vote or consent required by this Agreement has been approved or given by the requisite percentage of the Limited Partners or the Global Partners, as applicable.

(b) A BHC Limited Partner shall be permitted to vote on the selection of any successor General Partner only to the extent of its voting Interests, and each BHC Limited Partner irrevocably waives its right to vote its Non-Voting Interest on the selection of a successor General Partner under the Act, which waiver shall be binding upon such BHC Limited Partner or any Person that succeeds to its Interest.

(c) Except as provided in this Section 11.05, an Interest held by a Limited Partner as a Non-Voting Interest shall be identical in all regards to all other Interests held by Limited Partners.

Section 11.06 Non-Voting Interests of Registered Fund Limited Partners.

(a) An Interest owned by a Registered Fund Limited Partner, or by an affiliate (as such term is defined under the Company Act) of a Registered Fund Limited Partner, or by a Person controlling, controlled by or under common control with a Registered Fund Limited Partner, shall be a Non-Voting Interest; provided, however, that such Non-Voting Interest shall be permitted to vote on matters with respect to which voting rights are not considered to be “voting securities” as defined under Section 2(a)(42) of the Company Act.

(b) Except as provided in this Section 11.06, an Interest held by a Registered Fund Limited Partner as a Non-Voting Interest shall be identical in all regards to all other Interests held by Limited Partners.

Section 11.07 Choice of Law. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that, except as otherwise expressly provided, all of the terms and provisions hereof shall be governed by and construed under the laws of the Cayman Islands and, without limitation thereof, that the Act as now adopted or as may be hereafter amended shall govern all partnership aspects of this Agreement.

Section 11.08 Severability. If any provision of this Agreement is invalid or unenforceable under any applicable law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such applicable law. Any provision hereof which may be held invalid or unenforceable under any applicable law shall not affect the validity or enforceability of any other provisions hereof, and to this extent the provisions hereof shall be severable.

Section 11.09 Forum. Any action, proceeding or claim relating in any way to, arising out of or concerning this Agreement or the Partnership’s affairs shall be brought and maintained exclusively in the Federal courts located in New York County, and each party irrevocably consents to the jurisdiction of such courts to the broadest extent possible for any such action, proceeding or claim and waives any objection to proceeding there that such party might have on the basis of inconvenient forum, improper venue, or otherwise; provided, that if the Federal courts located in New York County would not have or are found not to have subject matter jurisdiction over any action, proceeding or claim relating in any way to, arising out of or concerning this Agreement or the Partnership’s affairs, such action, proceeding or claim shall be brought and maintained only in the courts of the State of Delaware, and each party irrevocably consents to the jurisdiction of such courts to the broadest extent possible for any such action, proceeding or claim and waives any objection to proceeding there that such party might have on the basis of inconvenient forum, improper venue, or otherwise.

Section 11.10 Counterparts. Counterparts may be executed through the use of separate signature pages (or the Subscription Agreement) or in any number of counterparts with the same effect as if the parties executing such counterparts had all executed one counterpart. Each party understands and agrees that any portable document format (PDF) file, facsimile or other reproduction of its signature on any counterpart shall be equal to and enforceable as its original signature and that any such reproduction shall be a counterpart hereof that is fully enforceable in any court or arbitral panel of competent jurisdiction.

Section 11.11 Successors and Assigns. This Agreement shall inure to the benefit of each Partner and the executors, administrators, estates, heirs, legal successors and representatives of such Partner.

Section 11.12 No Waiver. The failure of a party to insist upon strict adherence to any term or provision of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or provision or any other term or provision of this Agreement.

Section 11.13 Notices. Each notice relating to this Agreement shall be in writing and delivered in person, by registered or certified mail, by Federal Express or similar overnight courier service, or by electronic mail (e-mail). All notices to the Partnership shall be addressed to its principal office and place of business (if delivered personally or by post) or to [•] (if sent by e-mail). All notices addressed to a Partner shall be addressed to such Partner at the address set forth on the books and records of the Partnership. Any Partner may designate a new address by written notice to that effect given to the Partnership. Unless otherwise specifically provided in this Agreement, a notice shall be deemed to have been effectively given: when delivered personally, if delivered on a Business Day; the next Business Day after personal delivery if delivered personally on a day that is not a Business Day; four (4) Business Days after being deposited in the United States mail, postage prepaid, return receipt requested, if mailed; on the next Business Day after being deposited for next day delivery with Federal Express or similar overnight courier; when sent, if e-mailed on a Business Day; the next Business Day following the day on which the e-mail is sent if e-mailed on a day that is not a Business Day.

Section 11.14 No Third-Party Rights. Except for the provisions of Section 4.05 and Section 4.06, the provisions of this Agreement, including the provisions of Section 3.02, are not intended to be for the benefit of any creditor or other Person (other than the Partners in their capacities as such) to which any debts, liabilities or obligations are owed by (or who otherwise have a claim against or dealings with) the Partnership or any Partner, and, to the fullest extent permitted by law, no such creditor or other Person shall obtain any rights under any of such provisions (whether as a third-party beneficiary or otherwise) or shall by reason of any such provisions have a right to make any claim in respect to any debt, liability or obligation (or otherwise) including any debt, liability or obligation against the Partnership or any Partner; provided, that, without the prior explicit and written consent of the General Partner (such consent to refer specifically to this Section 11.14), no Indemnified Party (other than the General Partner, the Investment Manager and any Independent Client Representative) shall be entitled to claim the benefit of any right otherwise accruing to such Indemnified Party under Section 4.05 or Section 4.06. Except with respect to any Indemnified Party not being a party to this Agreement, who may with the prior explicit and written consent of the General Partner enforce any rights granted to them under Section 4.05 or Section 4.06 in their own right as if they were a party to this Agreement, a person who is not a party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Act, 2014 (as amended) of the Cayman Islands to enforce any provision of this Agreement. Notwithstanding any other provision of this Agreement, including the foregoing, the consent of or notice to any person who is not a party to this Agreement shall not be required for any termination, rescission or agreement to any amendment, waiver or other variation, assignment, novation, release or settlement under this Agreement at any time.

Section 11.15 Waiver of Partition. Except as may otherwise be required by law in connection with the winding up, liquidation and dissolution of the Partnership, each Partner hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the Partnership’s property.

Section 11.16 Waiver of Jury Trial. EACH PARTY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF THE TERMS AND CONDITIONS OF THIS AGREEMENT. THIS WAIVER APPLIES TO ANY LEGAL ACTION OR PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH PARTY ACKNOWLEDGES THAT IT HAS RECEIVED THE ADVICE OF COMPETENT COUNSEL. THE PARTNERSHIP OR ANY PARTNER MAY FILE AN ORIGINAL COUNTERPART OR COPY OF THIS SECTION 11.16 WITH ANY COURT OR JURISDICTION AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTNERS TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.

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IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as a deed on the date first above written.

GENERAL PARTNER:

MR COBALT GP LLC

By:	MR GP HoldCo LLC, its managing member

By:	MR GP HoldCo MM LLC, its managing member

By:	PCH MR GP Holdings LLC, its managing member

By:
Name:	Paul Hilal
Title:	Sole Member

Witness:
Name:

INITIAL LIMITED PARTNER (solely for the purposes of Section 3.01)

[•]

Witness:
Name:

[Signature Page to the First A&R Exempted Limited Partnership Agreement of MR Cobalt Offshore Fund [•] LP]

INVESTMENT MANAGER (in its capacity as the Special Profits Interest recipient):

MR COBALT ADVISOR LLC

By:	Mantle Ridge LP, its managing member

By:	Mantle Ridge GP LLC, its general partner

By:	PCH MR Advisor Holdings LLC, its managing member

By:
Name:	Paul Hilal
Title:	Sole Member

Witness:
Name:

LIMITED PARTNERS:

Each Person that shall sign a Partnership Agreement Signature Page in the form attached in the Subscription Agreement (which signature page constitutes a counterpart signature page to this Agreement) and that shall be accepted by the General Partner to the Partnership as a Limited Partner in accordance with Section 3.01 of this Agreement.

[Signature Page to the First A&R Exempted Limited Partnership Agreement of MR Cobalt Offshore Fund [•] LP]